As filed with the Securities and Exchange Commission on August 1, 2022.

Registration No. 333-266431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bright Green Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	2833	83-4600841
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1033 George Hanosh Boulevard

Grants, NM 87020

(833) 658-1799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry Rafih

1033 George Hanosh Boulevard

Grants, NM 87020

(833) 658-1799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Berlin, Esq. Rob Condon, Esq. Grant Levine, Esq. Dentons US LLP 233 South Wacker Drive, Suite 5900 Chicago, IL 60606 Telephone: (312) 876-2515	Ross Carmel, Esq. Anthony Patel, Esq. Carmel, Milazzo & Feil LLP 55 W 39th Street, 18th Floor New York, NY 10018 Telephone: (212) 658-0458

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 1, 2022

$25 million of Units

Each Unit Consisting of

One share of Common Stock and

One Warrant to Purchase One Share of Common Stock of

Bright Green Corporation

This is an underwritten public offering of up to $25 million of units (the “Units”) of Bright Green Corporation, a Delaware corporation (the “Company,” “BGC,” “we,” “us,” “our”). Each Unit will consist of one share of common stock, $0.0001 par value per share, accompanied by one warrant (each, a “Warrant” and collectively, the “Warrants”). Each Warrant will entitle the holder to purchase one share of common stock. The Warrants included in the Units will be exercisable immediately upon issuance, will expire five years from the date of issuance and have an exercise price equal to 115% of the price per unit sold in this offering.) This offering also includes the shares of common stock issuable from time to time upon exercise of the Warrants. The shares of common stock and accompanying Warrants comprising the Units are immediately separable and will be issued separately in this offering.

Our common stock is listed and traded on Nasdaq under the symbol “BGXX.” In connection with this offering, we have applied to list the Warrants on Nasdaq under the symbol “BGXXW.” There is currently no public market for the offered Warrants and we expect to list our Warrants upon consummation of the offering.

The assumed public offering price of $1.94 per Unit included herein is based solely upon the last reported sale price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on July 27, 2022. The final offering price of the Units will be determined between us and EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in connection with this offering, and the assumed public offering price of the Units used throughout this prospectus may not be indicative of the actual public offering price for our Units.

Our Common Stock has recently experienced price volatility. For example, from May 17, 2022 to July 29, 2022, sales of our Common Stock were effected at prices as low as $1.61 and as high as $58.00. The high sales price of $58.00 occurred on May 18, 2022, on which date the last reported sales price of our Common Stock was $48.08. On May 17, 2022 and May 18, 2022, the last reported sales prices of our Common Stock were $25.245 and $48.08, respectively. We have not experienced any material changes in our financial condition or results of operations that explain such price volatility. The trading price of our Common Stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 11 of this prospectus.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the material risks of investing on our securities under the heading “Risk Factors” beginning on page 11 of this prospectus as well as other information contained in this prospectus before you invest.

	Per Unit	Total

Public offering price (1)	$1.94	$25,000,000
Underwriting discount (2)	$0.14	$1,812,500
Proceeds, before expenses, to us	$1.80	$23,187,500

(1)	The final offering price of the Units will be determined between us and EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in connection with this offering.

(2)	See “Underwriting” for additional information regarding total underwriter compensation. The amount of offering proceeds to us presented in this table does not give effect to any exercise of the (i) Warrants underlying the Units in this offering and (ii) the Over-Allotment Option.

We have granted the underwriters a 30-day option to purchase up to 15% of the number of Units sold in the Offering, solely to cover over-allotments, if any (the “Over-Allotment Option”). See “Underwriting” beginning on page 72 for a description of compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities against payment to the investors in this offering on or about         , 2022.

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

Prospectus dated                , 2022

Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, not is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any free writing prospectus is only accurate as of its date, regardless of its time of delivery or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus in its entirety, including the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements in each case included in this prospectus.

Unless otherwise indicated in this prospectus, “Bright Green Corporation,” “Bright Green,” “BGC,” “the Corporation,” “the Company,” “we,” “us” and “our” refer to Bright Green Corporation.

Our Mission

Bright Green’s mission is to be the premier federally-authorized provider of cannabis, cannabis-related products, and other legal medicinal plant-based therapies, manufactured in exact formulations for research and pharmaceutical applications, as well as being an active ingredient to consumer-based solutions. The Company, through legal partnerships with state and federal agencies, can operate at scale in a manner unprecedented in this emerging market, addressing compliance, security and integrity. Our vision is to improve the quality of life across a broad spectrum of demographics through the opportunities presented by medicinal applications of plant-based therapies, particularly cannabis and cannabis-derived products.

Our Company

We are a first-mover in the U.S. federally-licensed cannabis space. We are one of a few companies who have received conditional approval based on already agreed terms from the U.S. Drug Enforcement Administration (the “DEA”) to produce federally legal cannabis and have entered into a Memorandum of Agreement (“MOA”) with the DEA which permits us to proceed towards a Federal Registration for the Bulk Manufacturing of cannabis under DEA Document Control Number W20078135E.

Unlike state-licensed cannabis companies that engage in commercial sales to consumers, and whose businesses are legal under state law but not federal law, we will operate legally under all applicable laws and be authorized by the federal government to sell cannabis commercially for research and manufacturing purposes, export cannabis for international cannabis research purposes, and sell cannabis to DEA-registered pharmaceutical companies for the production of medical cannabis products and preparations, subject to final registration and licensure with the DEA as set forth in the MOA. We plan to focus on the development of cannabis strains and sales of products with high contents of CBN (cannabinol) and CBG (cannabigerol). If and when permitted under federal law, we also plan to sell cannabis-derived CBN and CBG to consumers.

Because cannabis is a Schedule I Controlled Substance in the U.S., it has been historically under-researched. Though the majority of Americans live in states where cannabis is now legal in some form, the full potential of the cannabis plant for medicinal use remains understudied due to limited access to federally-approved cannabis. The DEA recently issued a call for more cannabis research supply based on the increased demand for cannabis research in the U.S. As described herein, we received conditional approval from the DEA based on the agreed-upon terms set forth in the MOA. Final approval from the DEA is conditioned on, among other things, completed construction of manufacturing and production facilities and systems.

In May 2021, BGC entered into the MOA with the DEA to grow cannabis for federally sanctioned research. Final registration is anticipated in August 2022, and is contingent upon completion of construction and a successful inspection by the DEA of BGC’s facilities. Additionally, BGC must comply with the terms agreed in the MOA which include: submitting an Individual Procurement Quota on or before April 1 of each year utilizing DEA Form 250; submitting an Individual Manufacturing Quota on or before May 1 of each year utilizing DEA Form 189; collecting samples of cannabis and distributing them to DEA-registered analytical laboratories for chemical analysis during the pendency of cultivation and prior to the DEA’s taking possession of the cannabis grown; providing the DEA with 15-day advance written notification, via email, of its intent to harvest cannabis; following the DEA’s packaging, labeling, storage and transportation requirements; distributing DEA’s stocks of cannabis to buyers who entered into bona fide supply agreements with the Company; providing the DEA with 15-day advance written notification of its intent to distribute cannabis; invoicing the DEA for harvested cannabis that it intends to sell to the DEA. Following final approval, we will be permitted to cultivate and manufacture cannabis, supply cannabis researchers in the U.S. and globally, and produce cannabis for use in pharmaceutical production of prescription medicines within the U.S. There is no guarantee that we will receive approval from the DEA. Our activities will be legal under federal law, which currently sets BGC apart from all U.S. cannabis companies who are selling products to consumers and patients under state programs.

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We have assembled an experienced team of medical professionals and researchers, international horticultural growers and experts, and construction and cannabis production professionals, which we believe positions us to become a future industry leader in the production of cannabis.

Background

BGC was incorporated on April 16, 2019 under the Delaware General Corporation Law (the “DGCL”). On May 28, 2019, BGC entered into a merger agreement (the “BGGI Agreement”) with Bright Green Grown Innovation LLC, a limited liability company (“BGGI”), whereby BGC issued to BGGI an aggregate of 123,589,000 shares of common stock (the “BGGI Merger”). In connection with the BGGI Merger, BGC acquired two parcels of land, consisting of one 70-acre parcel and one 40-acre parcel, and a completed greenhouse structure in Grants, New Mexico.

BGC entered into an agreement and plan of merger with Grants Greenhouse Growers, Inc., a New Mexico corporation (“GGG”) on October 30, 2020 (the “GGG Agreement”), whereby BGC issued to GGG an aggregate of 1,000,000 shares of common stock (the “GGG Merger”). In connection with the GGG Merger, BGC received an option to purchase approximately 510 acres of land near BGC’s Grants, New Mexico property at the purchase price of $5,000 per acre.

BGC entered into an agreement and plan of merger (the “Naseeb Agreement”) with Naseeb Inc. (“Naseeb”) on November 10, 2020, whereby BGC issued to Naseeb an aggregate of 10,000,000 shares of common stock (the “Naseeb Merger”). In connection with the Naseeb Merger, BGC received certain intangible property, including rights to certain patents and patent applications, licenses to operate cultivation facilities, and rights to additional licenses if-and-when issued.

Recent Developments

Direct Listing of Common Stock

On May 17, 2022, we completed a direct listing of our common stock (the “Direct Listing”), on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BGXX.” We incurred fees related to financial advisory service, audit, and legal expenses in connection with the Direct Listing and incurred approximately $4,000,000 in general and administrative expenses, of which $333,160 were incurred during the three months ended March 31, 2022. In connection with the Direct Listing, and pursuant to a financial advisory agreement by and between the Company and EF Hutton, division of Benchmark Investments, LLC (the “EF Hutton”) dated April 8, 2022, we issued EF Hutton and certain of its permitted designees, an aggregate of 1,574,490 shares of common stock, on June 3, 2022.

June 2022 Shareholder Loan

On June 5, 2022, the Company and Lynn Stockwell (“Lender”), a member of the Board, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

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Planned Business Lines

Domestic Cannabis for U.S. Researchers and Registered Manufacturers

We plan to sell cannabis to research institutions pursuant to our conditional approval from the DEA. Sales of THC cannabis products will be made only via bona fide supply agreements from existing DEA registrants, and not directly to consumers. Following final approval from the DEA, Bright Green will receive a Controlled Substances Bulk Manufacturing Registration to cultivate and manufacture cannabis for sale to federally funded research institutions and other purposes. There is no guarantee that we will receive final approval from the DEA.

Once authorized, we will be permitted to supply DEA-registered research institutions with cannabis that contains high levels of THC. Additionally, we plan to conduct in-house research at our facilities. Our license will also allow us to provide our products to in-house researchers, which we believe will allow us to conduct cutting-edge research into plant-based therapies using cannabis. We have been granted several patents for cannabis-based products. See “Business-Intellectual Property.”

Given the competitiveness of the process to obtain a DEA registration to cultivate and process cannabis, and the continued federal illegality of cannabis in the U.S., we believe we will be uniquely positioned to capture significant parts of the cannabis research supply market. The market for clinical research has grown exponentially over the past decades, and we project cannabis research will take a similar trajectory.

Cannabis for International Export

Our DEA registration will also allow us to produce and sell cannabis for export to researchers internationally. Given our state-of-the-art facility in development, as well as the cannabis manufacturing expertise of our team, the unique climate of New Mexico and its suitability for cannabis crop, we anticipate significant demand for our high-quality cannabis products from international markets.

Cannabis for U.S. Pharmaceutical Production - CBN and CBG

A DEA registration will allow us to sell cannabis to DEA-registered pharmaceutical companies to produce medicinal cannabis or cannabis preparations. There is significant potential for revenue from pharmaceutical companies that currently manufacture or desire to manufacture drugs containing cannabis extracts, either on an over-the-counter or on a prescription basis.

Further, we plan to sell cannabinoid-focused products, to the extent permitted by law, the expansion of which is not guaranteed. CBG and CBN are cannabinoids, like CBD, which can be derived from the cannabis plant. The CBG and CBN extracts we plan to produce would be sold to pharmaceutical companies and other market participants. BGC is in preliminary discussions with several pharmaceutical companies in connection with proposed supply contracts for CBN and CBG high-grade oil extracts, to be used in healthcare, hormone balance and anti-aging studies. We plan to distinguish ourselves by focusing on CBN and CBG, which offer alternative health and wellness benefits to CBD. By focusing on cannabis-derived CBN and CBG rather than hemp-derived CBD, we will leverage the potential growth opportunity offered by these alternative cannabinoids. The cannabis plant contains hundreds of cannabinoids and other parts, and due to the ongoing federal illegality severely restricting research on these components, many believe that there is health and wellness potential in some of these plant derivatives that have not yet been studied.

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FDA Supply

The FDA has stated that it recognizes that there is significant interest in the development of therapies and other consumer products derived from cannabis. The FDA has also stated that it is committed to protecting the public health while also taking steps to improve the efficiency of regulatory pathways for the lawful marketing of appropriate cannabis and cannabis-derived products. The FDA says that it is working to answer questions about the science, safety, and quality of products containing cannabis and cannabis-derived compounds. BGC will be well-positioned to act as a partner to the FDA as it advances these efforts, and we will be one of the few federally-registered suppliers of cannabis available to the FDA for any of its research or exploration efforts in the space. Further, BGC has developed certain patents that, when working with the FDA approvals, will give BGC competitive advantages. However, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis. If the FDA does elect to regulate cannabis under the Food, Drug and Cosmetics Act (the “FDCA”), it is uncertain what the effects on our Company would be, or what the costs of compliance with the FDCA would be, and whether we would be able to secure the necessary approvals from the FDA, which could adversely affect our financial performance.

CBG and CBN to Consumers Post-Legalization

We plan to sell high CBN and CBG cannabis directly to consumers if and when cannabis legalization occurs at the federal level. We anticipate that we will already have been able to refine our production methods and products for consistency and quality by the time federal legalization occurs, and will be well-positioned to offer our products directly to consumers, once it is federally legal to do so. However, if cannabis does become subject to FDA regulations, there is no guarantee that the FDA will approve our products under the FDCA, or the costs of compliance with the FDCA for BGC in that case are unknown, which may inhibit our business prospects and could adversely affect our financial performance, even in the case that the federal government were to legalize cannabis.

Facilities

BGC owns a 70-acre parcel of land, on agricultural property, which includes an existing 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (one is known as the “Candelaria” property, and the other is known as the “Azuz” property).

First, we will retrofit the 22-acre existing greenhouse to make it operational. Once the project is completed, we plan to use the existing 22-acre greenhouse to cultivate non-cannabis herbs and medicinal plants. We expect to complete renovations of the existing 22-acre greenhouse in September 2022. Within the first 10-acres of that existing greenhouse retrofit, we will include a two-acre university greenhouse (the “University Greenhouse”) to house our cannabis research, development, cultivation and manufacturing operations. We expect that this greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). Our plan is to have the University Greenhouse house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

In addition to the existing greenhouse, we plan to construct two additional 57-acre greenhouses, one on the Candelaria property and one on the Azuz property.

We have engaged Dalsem Complete Greenhouse Projects, B.V. (“Dalsem”) to complete the construction of these facilities and have negotiated an agreement with them which our legal team is drafting.

Once completed, our fully automated new construction facilities will include Pic-O-Mat PF transplanter robots, produced by Visser Horti Systems, B.V. (“Visser”). These robots can transplant seedlings into pots for propagation, will be developed to grow medicinal plants, including cannabis. Upon receipt of final registration from the DEA as described above, we plan to cultivate and manufacture cannabis for federally sanctioned research, as well performing authorized research on cannabis, including but not limited to CBN, CBG, and CBD. We also plan to leverage our cultivation, research, and manufacturing facilities to develop and commercialize approved medical cannabis products to sell to DEA registered pharmaceutical producers.

BGC plans to sell mostly extracted oils from medicinal plants grown in these high-tech facilities and processed onsite through a proprietary system that vertically integrates the genetically altered growth of the plants to conform to automated growing systems. Once the two larger greenhouses are constructed, we estimate we can process 5,000 pounds of dry plant biomass per day to produce 220 pounds of distillate, which can create 85,000,000 milligrams of cannabinoids per day.

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As stated above, we are in active discussions with Dalsem a global developer of high-technology greenhouses, to construct our state-of-the-art facilities. The technologies specific to our planned greenhouses include:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data-driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

As far as automation: we will utilize automation and robotics that deliver, among other things, higher levels of security, diversion controls, and lower operating cost. Labor is a significant cost factor growing in uncontrolled open field environments and in typical indoor cultivation sites. Bright Green will use automation throughout the growing process in our new construction greenhouses. This ensures consistency of pure products. Planting, harvesting, watering, transplanting and oil production will all be automated at our new construction facilities. Automation brings improvements in process that leads to quality and purity. Specifically, we will use the following automation technologies:

●	Robotics such as the Visser transplanter robot or Visser potting robot, which reduces human interaction
●	Automated growing systems to optimize growth at each stage of plant development

Our inventory will be safe for cannabis researchers in that we will be leveraging all of the above technology to produce a high-quality and pure product for researchers. We will strictly comply with any testing requirements the DEA promulgates to regulate cannabis research supply to ensure our product is safe.

Current Licenses Held

In May 2021, we entered into the MOA with the DEA, which outlines the terms of the DEA’s conditional approval of Bright Green to proceed through the DEA’s registration process, as described above. The MOA with the DEA is effective for a one-year term, renewable for up to four additional one-year terms. These terms are agreed to by both the DEA and BGC, and the MOA is filed under DEA Document Control Number W20078135E. There is no guarantee that we will obtain the necessary authorization now, or in the future for renewal purposes.

On July 23, 2020, we received approval from the State of New Mexico Board of Pharmacy to conduct Controlled Substances Manufacturing of Cannabis Products in New Mexico, conditioned on receipt of DEA approval. On July 24, 2020, we submitted to the DEA an application for a Controlled Substances Bulk Manufacturing License to produce cannabis products for research purposes and for commercial sales to DEA registered manufacturers. We also plan to apply to the DEA for licensure as a Schedule I Controlled Substances Researcher for marijuana, marijuana extracts, and THC.

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We may not commence cannabis growing operations until both the State of New Mexico and the federal government or its authorized agencies, in particular the DEA, have determine that we are full compliance with all applicable rules and authorize our proposed activities. Further, the FDA may, in the future, decide to regulate cannabis products, which could significantly accelerate or stall the development and sale of cannabis-based products. Currently, there is uncertainty regarding the FDA’s path forward regarding cannabis. If the FDA were to regulate cannabis, it is possible that it would distinguish between DEA-approved facilities like ours, and commercial cannabis retailers selling directly to consumers in state-legal markets. Because our proposed products will not be sold directly to consumers, and would only reach consumers via a prescription drug that has undergone FDA clinical trials and safety testing, it is likely that the majority of the FDA’s regulation would affect state-legal cannabis operators more so than us. However, the effect of future FDA regulation on cannabis remains uncertain and there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA to sell to consumers, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis.

State Licenses

We currently hold licenses from the New Mexico Board of Pharmacy including a Controlled Substance Facility License (No. CS00229100), and a Controlled Substance Wholesaler License (No. WD00012763). Additionally, we hold a Continuous Hemp Commercial Research Production License from the State of New Mexico Department of Agriculture (CHPL-3-2021).

Federal Registration for Cannabis Manufacturing

As described above, we have received conditional DEA approval for Controlled Substance Bulk Manufacturer Registration to cultivate and manufacture cannabis for sales for research and sales to DEA registered manufacturers, and export internationally. Additionally, we plan to apply to become a DEA licensed Controlled Substance Researcher to conduct in-house scientific studies at our facilities.

Capital Requirements

The general purpose of our budgeted capital requirements outlined below is to retrofit our existing greenhouse, including a 2-acre University Greenhouse to be contained within the existing structure, plus a two phase build out of our state-of-the-art 57-acre greenhouses, in partnership with a global leader specializing in greenhouse construction. We plan to raise the capital required from investors. The retrofitting of the first 10-acres of the existing 22-acre greenhouse is expected to be completed by September 2022 though there may be delays due to global supply chain issues. Our first harvest will be complete approximately two months from the date of completing construction and receiving our DEA Registration. We plan to implement a phased approach to the build out of Phase 1 and Phase 2 and to plant intermittently as phases of each greenhouse reach completion with estimated planting dates to be completed in tranches as follows: March 2023, September 2023, March 2024, September 2024.

Our approximate budget is as follows for the capital construction project:

●	The Company continues to renovate the existing greenhouses and will incur $5,000,000 in costs in 2022 to make the greenhouses operational. This will also contain the University Greenhouse within the first 10-acres. The budget for that is approximately $8,500,000, of which $6,500,000 is expected to be incurred in 2022 and the remaining $2,000,000 in 2023.
●

Phase 1 Greenhouse (“Candelaria”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $160,000,000, of which $1,750,000 is expected to be incurred in 2022, $118,250,000 in 2023 and the remaining $40,000,000 in 2024.

●

Phase 2 Greenhouse (“Azuz”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $105,000,000, of which $1,000,000 is expected to be incurred in 2022, $84,000,000 in 2023 and the remaining $20,000,000 in 2024.

●	The Tissue Lab installation and turnkey consulting plus CO2 extraction installation has a budget of approximately $19,200,000 and will commence and be completed in 2023.

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Cumulatively, of the total expected expenditures of $297,700,000, $14,250,000 is expected to be incurred in 2022, $223,450,000 in 2023, and the remaining $60,000,000 in 2024.

Project	Total Spend	2022	2023	2024
Existing Greenhouse (including University Greenhouse)	$13,500,000	$11,500,000	$2,000,000
Phase I - Candelaria	$160,000,000	$1,750,000	$118,250,000	$40,000,000
Phase II - Azuz	$105,000,000	$1,000,000	$84,000,000	$20,000,000
Tissue Lab	$19,200,000		$19,200,000
Total:	$297,700,000	$14,250,000	$223,450,000	$60,000,000

All timing and expenditure estimates are subject to change due to supply chain constraints and are contingent upon successful raise of capital from investors. See the section titled “Risk Factors” beginning on page 11 of this prospectus, for further discussion of the risks related to the Company’s ability to raise additional funds.

Our Competitive Strengths

Bright Green combines innovation, expertise, and dedication to furthering technical advances in cannabis and providing consistent quality supply and output for our institutional customers. We distinguish ourselves from our competitors by virtue of the following strengths:

●	First-mover advantage - We are one of the first companies in the U.S. to receive conditional approval from the DEA to register to produce federally legal cannabis products. Previously, only the University of Mississippi held such authorization. Even if the DEA awards another set of licenses in the future, it will likely take years to process, giving us a competitive timing advantage compared to other operators.

●	Expertise - We will partner with cultivators in Europe and Canada who have supplied some of the leading cannabis operations throughout the world, and we are in discussions to pursue international agreements for the supply of cannabis. BGC has the opportunity to collaborate with both construction experts and growers to build the most refined cannabis cultivation operation in the world.

●	Superior Greenhouse Technology - BGC has engaged Dalsem, a developer of high-technology greenhouses worldwide, to build a state-of-the-art facility that will ensure product consistency and quality in an organic environment.

●	Quality and Consistency of Product - Our supply’s consistency and high quality will start with the genetics of our cannabis. Bright Green Corporation has identified superior cannabis plants to deliver superior quality and consistency to support large-scale cannabis production efficiently, highlighting homogenous cannabinoid expression, tolerance to mildew and superior plant architecture.

●	Location - We selected New Mexico because of its ideal climate for growing cannabis due to both the abundance of sunshine and the consistent, predictable range of outdoor temperatures.

Listing on the Nasdaq Capital Market

Our common stock is currently traded on Nasdaq under the symbol “BGXX.” In connection with this offering, we have applied to list the Warrants on Nasdaq under the symbol “BGXXW.” We expect to list our Warrants upon consummation of the offering.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company for up to five years from the date of the closing of our public offering, or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million as of the final day of our second fiscal quarter, in which case we would cease to be an “emerging growth company” as of the following final day of our fiscal year, or we issue more than $1 billion of non-convertible debt over a three-year period.

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For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

●	we have a relatively limited history of operations, a history of losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our prospects;
●	we have not based our financial projections or valuation on actual operations;
●	we are highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategies, impair our relationships with clients and adversely affect our business, results of operations and growth prospects;
●	our insurance may not adequately cover our operating risk;
●	we may have difficulty obtaining insurance at economically viable rates;
●	changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results;
●	the COVID-19 pandemic could continue to materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations;
●	we could be adversely affected by declines in discretionary consumer spending, consumer confidence and general and regional economic conditions;
●	BGC’s plan is to expand its product offerings and sales channels might not be successful, and implementation of these plans might divert our operational, managerial and administrative resources, which could impact our competitive position;
●	we are in discussions to consummate arrangements with certain service providers, and if these arrangements do not materialize, or materialize on terms that are not favorable to the Company, it could materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations
●	cannabis is highly regulated at the federal and state level, and authorizations for the production of cannabis for research is still in the early stages;
●	a denial of, or significant delay in obtaining, or any interruption of required government authorizations to grow cannabis for federally sanctioned purposes would likely significantly, negatively impact us;
●	changes in the competitive landscape for cannabis for federally sanctioned research could significantly, negatively impact us;

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●	the U.S. wholesale market for cannabis for research is of unknown size and is difficult to forecast;
●	we may not develop as many cannabis products or a crop of the consistency or quality that we expect, which could have a negative adverse effect on our business plan and profitability;
●	FDA regulation of cannabis could negatively affect the cannabis industry generally, which would directly affect our financial condition, and could negatively impact us directly if our products do not receive the necessary approvals;
●	research in the United States, Canada and other countries on the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our operations;
●	the very dynamic nature of the laws and regulations affecting the cannabis market, the federal authorization of cannabis for research, or the state-regulated cannabis industry could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us;
●	operating in a highly regulated business requires significant resources;
●	the uncertainties around funding, construction, and growing an agricultural crop pose risks to our business;
●	the cannabis industry is subject to the risks inherent in an agricultural business, including environmental factors and the risk of crop failure;
●	researcher and patient preferences for our products or brands can be unpredictable; our marketing and brand development efforts may not be successful;
●	we may be vulnerable to rising energy costs;
●	environmental risks may adversely affect our business;
●	we are subject to risks, including delays, from our ongoing and future construction projects;
●	product recalls could adversely affect our business;
●	our sale of cannabis and cannabis products could expose us to significant product liability risks;
●	a significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results;
●	we may experience breaches of security at our facilities or loss as a result of the theft of our products;
●	we are subject to liability arising from any fraudulent or illegal activity by our employees, contractors and consultants;
●	we will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms;
●	we are dependent on our banking relations, and while we currently have a stable banking relationship and operate in compliance with all applicable U.S. cannabis laws, we could have difficulty accessing or consistently maintaining banking or other financial services due to banks’ risk aversion toward serving even legal parts of the cannabis industry;
●	we may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights;
●	we are subject to risks related to information technology systems, including cyber-security risks; successful cyber-attacks or technological malfunctions can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential information and reputational risk, all of which would negatively impact our business, financial condition or results of operations;
●	the market price of our common stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control;
●	our warrants currently have no public market. An active trading market may not develop or continue to be liquid and the market price of our warrants may be volatile;
●	future sales of common stock by our registered stockholders and other existing stockholders could cause our share price to decline;
●	you may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price;
●	we do not anticipate paying any cash dividends on our common stock in the foreseeable future;
●	if securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline;
●	we are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors;
●	we are a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors;
●	provisions of our amended and restated certificate of incorporation and bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders;
●	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members;
●	we may be subject to additional regulatory burdens resulting as a public company;
●	holders of our common stock may be diluted by the future issuance of additional common stock, preferred stock or securities convertible into shares of common stock or preferred stock in connection with incentive plans, acquisitions or otherwise; future sales of such shares in the public market or the expectation that such sales may occur may decrease the market price of our common stock; and
●	we may be exposed to currency fluctuations.

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THE OFFERING

Issuer:	Bright Green Corporation

Offered Securities:	$25 million of Units (12,886,597 Units based on the assumed public offering price of $1.94, the closing price of our common stock on July 27, 2022), each consisting of one share of common stock accompanied by one Warrant, each Warrant entitling the holder to purchase one share of common stock. The Units will not be certificated or issued in stand-alone form. The shares of our common stock and the Warrants comprising the Units are immediately separable upon issuance and will be issued separately; but will be purchased together in this offering.

Offering Price per Unit (assumed):	$1.94

Over-Allotment Option:	We have granted the underwriters a 30-day option to purchase up to an aggregate of 15% of additional Units (up to 1,932,989 Units based on the assumed public offering price) at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus, solely to cover over-allotments, if any.

Description of Warrants	The exercise price of the Warrants is 115% of the public offering price per Unit. Each Warrant is exercisable for one share of Common Stock. Each Warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. Vstock Transfer LLC as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Securities” in this prospectus.

Common Stock Outstanding Before Offering :	159,818,490 shares.

Common stock Outstanding After Offering (1):	172,705,087 shares, or 174,638,076 shares if the underwriters exercise their over-allotment option in full, in each case assuming none of the Warrants issued in this offering are exercised (each based on the assumed public offering price).

Use of Proceeds:	We estimate that we will receive net proceeds from this offering of approximately $22,887,500 , or approximately $26,637,500 if the underwriters exercise their option to purchase additional shares of common stock in full, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering, together with our existing cash, for greenhouse operations, research and development, professional service fees and general working capital purposes. See “Use of Proceeds” below.

Underwriters Compensation:	In connection with this offering, the underwriters will receive an underwriting discount equal to 7.25% of the gross proceeds from the sale of Units in the offering. We will also reimburse the underwriter for certain out-of-pocket actual expenses related to the offering. See “Underwriting” starting on page 72 of this prospectus.

Nasdaq Capital Market Listing and Symbol:	Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “BGXX.” We have applied to list the Warrants on Nasdaq under the symbol “BGXXW .” No assurance can be given that a trading market will develop for the Warrants.

Dividend Policy:	Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock. See “Dividend Policy.”

Risk Factors:	An investment in our securities involves a high degree of risk. You should read this prospectus carefully, including the section entitled “Risk Factors” starting on page 11 of this prospectus and the financial statements and the related notes to those statements included in this prospectus, before deciding to invest in our securities.

(1)	The number of shares of common stock to be outstanding immediately following this offering excludes:

●	1,932,989 shares issuable upon the exercise of the Over-Allotment Option (based on the assumed public offering price); and

●	14,819,586 shares of common stock issuable upon the exercise of warrants (based on the assumed public offering price and including warrants issued as part of the Over-Allotment Option, if any).

Except as otherwise indicated, all information in this prospectus assumes that:

●	None of the Warrants underlying the Units in this offering have been exercised;

●	No Units have been issued pursuant to the underwriters’ Over-Allotment Option.

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RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. The occurrence of any of the adverse developments described in the following risk factors and in the documents incorporated herein by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our securities could decline, and you could lose all or a substantial portion of the money that you pay for our securities. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended).

Risks Related to our Business and Operations - General Risks

We have a relatively limited history of operations, a history of losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our prospects.

Our lack of a significant history and the evolving nature of the market in which we operate make it likely that there are risks inherent to our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us suffering further losses. As a result of the foregoing, and concerns regarding the economic impact from COVID-19, an investment in our securities necessarily involves uncertainty about the stability of our operating results or results of operations.

We had operating cash flow for the three months ended March 31, 2022, and negative operating cash flow for the three months ended March 31, 2021.

We had an operating cash flow of $137,876 in the three months ended March 31, 2022, and a negative operating cash flow of $265,724 for three months ended March 31, 2021. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to us.

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We have not based our financial projections or valuation on actual operations.

Our pre-operational stage precludes us from providing financial information based on actual operations. Current financial projections are based on assumptions concerning future operations that we believe are reasonable but may prove incorrect. Because actual conditions will differ from those assumptions, and the differences may be material, we cannot assure you that these projections will prove accurate and caution you against excessive reliance on them in deciding whether to invest in our equity securities. Any increase in our costs or decrease in our revenues could affect your ability to receive a return on your investment.

We are highly dependent on our management team, certain members of our board of directors and advisors, and the loss of our executive officers, non-executive directors or other key advisors or service providers could harm our ability to implement our strategies, impair our relationships with clients and adversely affect our business, results of operations and growth prospects.

Our success depends, to a large degree, on the skills of our management team and our ability to retain, recruit and motivate key officers and employees. Our active senior executive leadership team has significant experience, and their knowledge and relationships would be difficult to replace. Leadership changes will occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. Competition for senior executives and skilled personnel in the horticulture industry is intense, which means the cost of hiring, paying incentives and retaining skilled personnel may continue to increase.

We need to continue attracting and retaining key personnel and recruiting qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. In addition, as a provider of custom-tailored horticulture solutions, we must attract and retain qualified personnel to continue to grow our business, and competition for such personnel can be intense. Our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by cash flow and other operational restraints. The loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, financial condition or results of operations. In addition, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition or results of operations.

Our insurance may not adequately cover our operating risk.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

We may have difficulty obtaining insurance at economically viable rates.

Our lack of operating history in an emerging area, and our plan to grow cannabis, even legally under all applicable laws, may make it difficult to obtain insurance policies at rates competitive with rates for other crops. Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us to find and more expensive because of our involvement in emerging areas as well as our cultivation, processing, and sale of cannabis, albeit legally under both state and federal laws. There are no guarantees that we will be able to find insurance coverage at otherwise competitive, or even economically viable terms.

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Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. GAAP and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes, are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

The COVID-19 pandemic could continue to materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations.

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. Most recently, the response to this coronavirus by federal, state and local governments in the U.S. has resulted in the significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of unknown duration, they could have an adverse effect on our liquidity and profitability.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within the registration statement to which this prospectus forms a part.

We could be adversely affected by declines in discretionary consumer spending, consumer confidence and general and regional economic conditions.

Our success depends to a significant extent on discretionary consumer spending, which is heavily influenced by general economic conditions and the availability of discretionary income. We believe the cannabis markets are heavily reliant on discretionary consumer spending. The current economic environment as a result of COVID-19, coupled with high volatility and uncertainty as to the future global economic landscape, may have an adverse effect on consumers’ discretionary income and consumer confidence. Future volatile, negative, or uncertain economic conditions and recessionary periods or periods of significant inflation may adversely impact consumer spending on our products and services, which would materially adversely affect our business, financial condition and results of operations. Such effects can be especially pronounced during periods of economic contraction or slow economic growth.

Our plan to expand our product offerings and sales channels might not be successful, and implementation of these plans might divert our operational, managerial and administrative resources, which could impact our competitive position.

BGC’s success and the planned growth and expansion of the business depends on their products and services achieving greater and broader acceptance, resulting in a larger customer base, and on the expansion of its operations into new markets. However, there can be no assurance that customers will purchase its products and/or services, or that they will be able to continually expand their customer base. Additionally, if they are unable to effectively market or expand their product and/or service offerings, we will be unable to grow and expand our business or implement our business strategy.

BGC’s ability to grow its existing brand and develop or identify new growth opportunities depends in part on its ability to appropriately identify, develop and effectively execute strategies and initiatives. Failure to effectively identify, develop and execute strategies and initiatives may lead to increased operating costs without offsetting benefits and could have a material adverse effect on our results of operations. These plans involve various risks discussed elsewhere in these risk factors, including:

●	implementation of these plans may be delayed or may not be successful;

●	if BGC’s expanded product offerings and sales channels fail to maintain and enhance our distinctive brand identity, our brand image may be diminished, and our sales may decrease; and

●	implementation of these plans may divert management’s attention from other aspects of our business and place a strain on our management, operational and financial resources, as well as our information systems.

In addition, BGC’s ability to successfully carry out our plans to expand its product offerings may be affected by, among other things, laws and regulations pertaining to cannabis use, economic and competitive conditions, changes in consumer spending patterns and consumer preferences. BGC’s expansion plans could be delayed or abandoned, could cost more than anticipated and could divert resources from other areas of our business, any of which could impact its competitive position and reduce our revenue and profitability.

We are in discussions to consummate arrangements with certain service providers, and if these arrangements do not materialize, or materialize on terms that are not favorable to the Company, it could materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations

We are in discussions to consummate arrangements with certain service providers. Any agreement we plan to enter into with a third party may not materialize, or, may not be on favorable terms, and the expected benefits and growth from these agreements may not materialize as planned. If we fail to enter into agreements with such service providers, or enter into agreements that are not on favorable terms to the Company, it could materially adversely affect our business, financial condition, results of operations, cash flows and day-to-day operations.

Risks Related to our Business and Operations - Required DEA Authority To Grow and Process Cannabis and Cannabis Generally

Cannabis is highly regulated at the federal and state level, and authorizations for the production of cannabis for research is still in the early stages.

Cannabis, other than hemp, is a Schedule I controlled substance under the U.S. Controlled Substances Act (21 U.S.C. § 801, et seq.) (the “CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. While cannabis remains a federally illegal Schedule I drug under the CSA, there is a limited exemption under which cannabis can be grown or manufactured for uses in federally sanctioned research. To become an authorized cannabis researcher in the United States, one must obtain a registration from the DEA and meet certain requirements imposed by the DEA, the U.S. Food and Drug Administration (“FDA”) and the National Institutes of Health. The registration process to manufacture controlled substances is codified under 21 U.S.C. § 823. It requires that the Attorney General determine whether registrations are in the public interest. To do so, the Attorney General is directed to consider multiple public interest factors, including “compliance with applicable State and local law.”

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The University of Mississippi, pursuant to a contractual agreement with National Institute on Drug Abuse (“NIDA”), has been the only federally authorized cannabis producer in the United States for years. In the face of unprecedented demand for cannabis manufacture for research necessitating more suppliers, the program at the University of Mississippi has faced significant criticism for its poor quality flower, mold issues, and limited availability of strains with levels of THC and CBD comparable to commercial cannabis products.

In recent years, the federal government has acknowledged the need for new suppliers. During his confirmation hearings in 2019, Attorney General Barr testified that he supported authorizing more facilities to cultivate cannabis in the U.S. for research purposes. In January 2020, a senior policy advisor for the DEA, Matthew J. Strait, testified before the House Energy and Commerce Committee regarding the DEA’s progress to date. Mr. Strait acknowledged concerns about the limited supply of research-grade cannabis and the lack of chemical diversity in the plants cultivated in Mississippi. He outlined the DEA’s various steps in the past few years to expand cannabis research and manufacturing capacity, including:

●	In December 2015, the DEA announced to all existing Schedule I researchers that it was easing the requirements for obtaining a modification of their existing registration for those who wished to conduct research on cannabidiol (CBD).
●	In early 2018, the DEA announced that it had developed and implemented an online portal for researchers to safely and securely submit their qualifications, research protocol and institutional approvals for a proposed schedule I research registration thereby streamlining the acquisition of information necessary to process each application. Presently, the average time it takes for DEA and the FDA to review/approve an application is 52 days.
●	On the manufacturing side, between 2017 and 2020, the DEA increased the aggregate production quota for cannabis by 575%, from 472 kg in 2017 to 3,200 kg in 2022. The increase has directly supported NIDA’s provision of various strains of cannabis to researchers in the United States.

In addition to these efforts, in 2016, the DEA began accepting new research cultivation applications with regulations crafted under the Obama administration. However, no decisions were made on those applicants, and, in August 2019, the DEA issued a notice to the pending applicants, stating that it would promulgate new regulations to govern the program of growing “marihuana” for scientific and medical research prior to issuing any registrations. During his testimony, Mr. Strait explained that the DEA is “actively taking steps to expand” the number of registered growers, and had recently sent draft regulations to facilitate licensing additional growers to the Office of Management and Budget.

Those draft regulations were published in late March 2020. Under the proposed regulations, the DEA will maintain sole ownership of all cannabis produced under the program, requiring growers to notify the DEA of an upcoming harvest up to four months’ in advance, or at a minimum, 15 days before a harvest. The DEA currently has roughly 35 outstanding applications for research cannabis cultivation licenses, and the agency said it expects to approve between five and 13 suppliers once the rules are finalized after a public comment period, which has ended. The proposed rule provides that, with a limited exception, applications accepted for filing after the date the final rule becomes effective will not be considered pending until all applications accepted for filing on or before the date the final rule becomes effective have been granted or denied by the Administrator.

On December 18, 2020, the DEA finalized new regulations pertaining to applications by entities seeking to become registered with the DEA to grow cannabis as bulk manufacturers for research purposes and provide cannabis to other DEA registered manufacturers. Under these and other applicable regulations, applicants are responsible for demonstrating they have met various requirements, including requirements to possess appropriate state authority, document that their customers are licensed to perform research, and employ adequate safeguards to prevent diversion.

On May 14, 2021, the DEA announced that it planned to provide memorandums of agreement to an unspecified and unnamed number of companies to collaborate with the DEA “to facilitate the production, storage, packaging, and distribution of marijuana under the new regulations as well as other applicable legal standards and relevant laws.” The DEA’s final rule on the topic estimated that it would award licenses to between three and fifteen companies. To the extent these memorandums of agreement are finalized, the DEA anticipates issuing DEA registrations to these manufacturers. Each applicant will then be authorized to cultivate cannabis – up to an allotted quota – in support of the more than 575 DEA-licensed researchers across the nation. As individual manufacturers are granted DEA registrations, that information will be made available on DEA’s Diversion Control website.

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A denial of, or significant delay in obtaining, or any interruption of required government authorizations to grow cannabis for federally sanctioned purposes would likely significantly, negatively impact us.

Our business plan depends heavily on receiving the necessary state and federal authorizations to research cannabis and to grow cannabis for federally sanctioned cannabis research. Bright Green may not commence cannabis growing operations until both the State of New Mexico and the federal government, in particular the DEA, have signed off that Bright Green has met its obligations under state law and the MOA and is compliance with all applicable regulations. While New Mexico has granted to Bright Green the necessary licenses to grow cannabis for research, and BGC and the DEA have entered into a MOA for BGC to be one of the entities registered by the DEA to grow cannabis for federally sanctioned purposes, we cannot guarantee that the DEA will ultimately permit BGC to register manufacture cannabis. The MOA was effective and became binding on May 20, 2021. The DEA’s denial of any authorizations or any delay in granting the authorization or renewal could have a significantly negative impact on our business plans, operations and financial results.

BGC must comply with all terms agreed to in the MOA which include:

●	submitting an Individual Procurement Quota on or before April 1 of each year utilizing DEA Form 250;
●	submitting an Individual Manufacturing Quota on or before May 1 of each year utilizing DEA Form 189;
●	collecting samples of cannabis and distributing them to DEA-registered analytical laboratories for chemical analysis during the pendency of cultivation and prior to the DEA’s taking possession of the cannabis grown;
●	providing the DEA with 15-day advance written notification, via email, of its intent to harvest cannabis;
●	following the DEA’s packaging, labeling, storage and transportation requirements;
●	distributing DEA’s stocks of cannabis to buyers who entered into bona fide supply agreements with the Company; providing the DEA with 15-day advance written notification of its intent to distribute cannabis; and
●	invoicing the DEA for harvested cannabis that it intends to sell to the DEA.

Furthermore, unless terminated for cause by the DEA, the MOA is effective for an initial one-year term from its effective date, subject to automatic renewal for up to four additional one-year terms. There is no guarantee, however, that the needed authorizations will be obtained in the first place, or subsequently renewed at the one year or subsequent renewal terms.

Changes in the competitive landscape for cannabis for federally sanctioned research could significantly, negatively impact us.

The DEA has not made public how many entities received memorandums of agreement. If the DEA awards additional licenses to grow cannabis for federally sanctioned research it would limit our competitive advantage. This would have a negative impact on our business plans, operations and financial results.

The Medical Marijuana and Cannabidiol Research Expansion Act, introduced in July 2022 in the House by U.S. Reps. Earl Blumenauer, D-Ore., and Andy Harris, R-Md., is the companion bill to Senate Bill 253 (which passed the Senate in April 2022). As drafted, the bill could increase the number of federally-licensed cannabis researchers in the U.S., and would require researchers to cultivate their own product under federal authorization or purchase their product from federally legal supply channels (DEA Registrants). The House Bill does not include a provision in the Senate Bill which would allow cannabis researchers to study products available in state-legal commercial cannabis markets. The final parameters of a final bill will require reconciling the Senate and House versions, and are unknowable, as are the impacts a final bill could have on our industry or our business and operations. In July 2022, Senators Chuck Schumer (D-NY), Cory Booker (D-NJ), and Ron Wyden (D-OR) introduced the Cannabis Administration and Opportunity Act (“CAOA”), which provides for comprehensive federal legalization of cannabis. The probability that the CAOA in its current form is adopted, now or in the future, is unknowable at this time, as are the impacts the CAOA could have on our industry or business and operations.

The U.S. wholesale market for cannabis for research is of unknown size and is difficult to forecast.

BGC plans to operate in a novel market which currently only has one participant. The extent to which the DEA will expand the current cannabis research program, and the supply that the DEA will require from bulk manufacturers to furnish researchers with cannabis is unknown and unprecedented. Because this market is new and novel, there are risks to predicting the market size and the resulting revenue BGC will obtain from government contracts to supply cannabis researchers, should the DEA registration be obtained, and any such projections may prove inaccurate.

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We may not develop as many cannabis products or a crop of the consistency or quality that we expect, which could have a negative adverse effect on our business plan and profitability.

Our success depends on our ability to attract and retain research customers, but we face competition in obtaining customers for our cannabis materials and products. There are many factors that could impact our ability to attract and retain customers, including our ability to successfully compete based on price, produce high quality or consistent crops, continually produce desirable and effective products that are superior to others in the market, and the successful implementation of our customer acquisition plan and the continued growth in the aggregate number of potential customers. Competition for customers may result in increasing our costs while also lowering the market prices for our products, and reduce our profitability. If we are not successful in attracting and retaining customers, we may fail to be competitive or achieve profitability or sustain profitability over time.

As a result of changing customer preferences, even among research or pharmaceutical customers, many products attain financial success for a limited period of time.

Even if we are successful in introducing new products, a failure to gain consumer acceptance or to update products with compelling attributes could cause a decline in our products’ popularity that could reduce revenues and harm our business, operating results and financial condition. Failure to introduce new products or product types and to achieve and sustain market acceptance could result in our being unable to meet consumer preferences and generate revenue, which would have a material adverse effect on our profitability and financial results from operations.

FDA regulation of cannabis could negatively affect the cannabis industry, which would directly affect our financial condition.

Should the federal government legalize cannabis, it is possible that the FDA would seek to regulate it under the Food, Drug and Cosmetics Act. After the U.S. government removed hemp and its extracts from the CSA as part of the Agriculture Improvement Act of 2018, the FDA Commissioner Scott Gottlieb issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug and Cosmetic Act and section 351 of the Public Health Service Act.” He also reminded the public that “it’s unlawful under the FDCA to introduce food containing added cannabidiol (“CBD”) or tetrahydrocannabinol (“THC”) into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD and THC entered the FDA testing pipeline as the subject of public substantial clinical investigations for GW Pharmaceuticals’ Sativex (THC and CBD) and Epidiolex (CBD). Gottlieb’s statement added that, prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention, etc.) must first be approved by the FDA for its intended use through one of the drug approval pathways.

The FDA has sent numerous warning letters to sellers of CBD products making health claims. The FDA could turn its attention to the cannabis industry at large. In addition to requiring FDA approval of cannabis products marketed as drugs, the FDA could issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis. It is also possible that the FDA would require that facilities where cannabis is grown register with the FDA and comply with certain federally prescribed regulations. Cannabis facilities are currently regulated by state and local governments. In the event that some or all of these federal enforcement and regulations are imposed, we do not know what the impact would be on our operations, including what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations or registration as prescribed by the FDA, we may be unable to continue to operate our business in its proposed form or at all. There is no guarantee that cannabinoid products that may not be fully legal now will be able to be legally commercialized in the future or that Bright Green’s products or operations will meet any new FDA regulations or interpretations of the law, which could inhibit Bright Green’s business prospects even in the case that the federal government were to legalize cannabis.

Due to the FDA’s position on CBD, and because we are committed to complying with both state and federal laws, any legal restriction on the sale of products that containing extracts of cannabis could limit the legally accessible CBD/legal cannabinoid market for our proposed products.

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Additionally, the FDA may, in the future, decide to regulate cannabis products, which could significantly accelerate or stall the development and sale of cannabis-based products. Currently, there is uncertainty regarding the FDA’s path forward regarding cannabis. If the FDA were to regulate cannabis, it is possible that it would distinguish between DEA-approved facilities like Bright Green’s, and commercial cannabis retailers selling directly to consumers in state-legal markets. Because Bright Green’s products are not going directly to consumers, and would only reach consumers via a prescription drug that has undergone FDA clinical trials and safety testing, it is likely that the majority of the FDA’s regulation would affect state-legal cannabis operators more so than Bright Green. However, the effect of future FDA regulation on cannabis remains uncertain and could also have an adverse effect on our business operations, operating costs, and performance. Moreover, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis, and could also create unforeseen costs created by requirements to comply with the FDCA.

Research in the United States, Canada and other countries on the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our operations.

Historically stringent regulations related to cannabis have made conducting medical and academic studies challenging. Many statements concerning the potential medical benefits of cannabinoids are based on published articles and reports, and as a result, such statements are subject to the experimental parameters, qualifications and limitations in the studies that have been completed. Future research and clinical trials may draw different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for their products.

There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a portfolio company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or our products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect our business. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

The very dynamic nature of the laws and regulations affecting the cannabis market, the federal authorization of cannabis for research, or the state-regulated cannabis industry could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal cannabis laws and regulations have been evolving rapidly and are subject to varied interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan and could negatively impact our business plan or business. We can know neither the nature of any future laws, regulations, interpretations or applications nor the effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. For example, if cannabis is no longer illegal under federal law, and depending on future laws or guidance on cannabis for research, we may experience a significant increase in competition. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

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Operating in a highly regulated business requires significant resources.

We intend to operate in a highly regulated business. As a result, we expect a significant amount of our management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact our business, and changes thereto, and such compliance may place a significant burden on our management and other resources.

Additionally, we may be subject to a variety of laws, regulations and guidelines in each of the jurisdictions in which we distribute cannabis, which may differ among these various jurisdictions. Complying with multiple regulatory regimes will require additional resources and may our ability to expand into certain jurisdictions. For example, even if cannabis were to become legal under U.S. federal law, companies operating in the cannabis industry would have to comply with all applicable state and local laws, which may vary greatly between jurisdictions, increasing costs for companies that operate in multiple jurisdictions.

The uncertainties around funding, construction, and growing an agricultural crop pose risks to our business.

Our planned operations are contingent on completion of raising significant additional funding for the construction of certain facilities in Grants, New Mexico. We need significant additional capital to build out the properties, and the timing and terms of obtaining that capital are uncertain. It is also possible that we may not be able to raise the capital required for our construction plans.

Delays in obtaining the capital, onerous terms for the capital, or a failure to raise the significant capital required could have a material, negative impact on business or plans of operations. Furthermore, we will be an agricultural supplier and will be subject to agricultural risks related to issues such as climate change, natural disasters or pests. In particular, there could be difficulties with the first crop or harvest in any new facility.

The cannabis industry is subject to the risks inherent in an agricultural business, including environmental factors and the risk of crop failure.

The growing of cannabis is an agricultural process. As such, a portfolio company with operations in the cannabis industry is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, climate change, water scarcity, fires, insects, plant diseases and similar agricultural risks. Although some cannabis production is conducted indoors under climate-controlled conditions, cannabis continues to be grown outdoors, and in our case, in greenhouses using natural light, which is susceptible to climate changes, and there can be no assurance that artificial or natural elements, such as insects and plant diseases, will not entirely interrupt production activities or have an adverse effect on the production of cannabis and, accordingly, the operations of a portfolio company, which could have an adverse effect on our business, financial condition and results of operations.

We may be vulnerable to rising energy costs, and an increase or volatility in energy prices may adversely affect our business and results of operations.

Cannabis growing operations consume considerable energy, which makes us vulnerable to rising energy costs and/or the availability of stable energy sources. Accordingly, rising or volatile energy costs or the inability to access stable energy sources may have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental regulations and laws, and failure to timely or completely comply with such regulations and laws, or failure to obtain or maintain applicable licenses, may adversely affect our business.

Cultivation and production activities may be subject to licensing requirements relating to environment regulation. Environmental legislation and regulations are evolving in such a manner that may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The application of environmental laws to our business may cause us to increase the costs of our cultivation, production or scientific activities. Unanticipated licensing delays can result in significant delays and expenses related to compliance with new environmental regulations, and cost overruns in our business and could affect our financial condition and results of operations. There can be no assurance that these delays will not occur.

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The growth of our business continues to be subject to new and changing federal, state, and local laws and regulations.

Continued development of the cannabis industry is dependent upon further legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its cultivation, manufacturing, processing, transportation, distribution, storage and/or sale, or the re-criminalization or restriction of cannabis at the state level, could negatively impact our business, even though we are primarily regulated by the DEA. Additionally, changes in applicable federal, state, and local regulations, including zoning restrictions, environmental requirements, FDA compliance, security requirements, or permitting requirements and fees, could restrict the products and services we may offer or impose additional compliance costs on us. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, including local, state, federal, or environmental, and it is possible that regulations may be enacted in the future that will be materially adverse to our business or which would have materially significant costs of compliance which could negatively impact our business.

We are subject to risks, including delays, from our ongoing and future construction projects, which may result from reliance on third parties, delays relating to material delivery and supply chains, and fluctuating material prices, among other factors.

We are subject to several risks in connection with the construction of our projects, including the availability and performance of engineers and contractors, suppliers and consultants, the availability of funding, and the receipt of required governmental approvals, licenses and permits, and the projected timeline for construction, which could change due to delays. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we are dependent in connection with our construction activities, a delay in or failure to receive the required governmental approvals, licenses and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with construction could delay or prevent the construction of the additional phases of the facilities as planned. There can be no assurance that current or future construction plans implemented by us will be successfully completed on time, within budget and without design defect, that the necessary personnel and equipment will be available in a timely manner or on reasonable terms to complete construction projects successfully, that we will be able to obtain all necessary governmental approvals, licenses and permits, or that the completion of the construction, the start-up costs and the ongoing operating costs will not be significantly higher than anticipated by us. Any of the foregoing factors could adversely impact our operations and financial condition.

The costs to procure such materials and services to build new facilities may fluctuate widely based on the impact of numerous factors beyond our control including, international, economic and political trends, foreign currency fluctuations, expectations of inflation, global or regional consumptive patterns, speculative activities and increased or improved production and distribution methods.

Since early 2020, the COVID-19 pandemic has impacted global economic activity, and the governments of many countries, states, cities and other geographic regions have previously taken or continue to take preventative or protective actions, which have caused disruptions in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. Such preventative or proactive actions may be reinstated or expanded upon in the future. The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services we require to construct and commission our facilities, which may lead to increased costs or delays that could materially and adversely affect our business.

Global demand on shipping and transport services may cause us to experience delays in the future, which could impact our ability to obtain materials or build our facilities in a timely manner. These factors could otherwise disrupt our operations and could negatively impact our business, financial condition and results of operations. Logistical problems, unexpected costs, and delays in facility construction, whether or not caused by the COVID-19 pandemic, which we cannot control, can cause prolonged disruption to or increased costs of third-party transportation services used to ship materials, which could negatively affect our facility building schedule, and more generally our business, financial condition, results of operations and prospects. If we experience significant unexpected delays in construction, we may have to delay or limit our production depending on the timing and extent of the delays, which could harm our business, financial condition and results of operation.

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Product recalls could adversely affect our business.

Our products could become subject to recall or return for various reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect, regulatory requirements or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Recall of products could lead to adverse publicity, decreased demand for our products and could have significant reputational and brand damage. Although we have detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by health authorities or regulatory agencies where the company operates or products are sold, requiring further management attention and potential legal fees and other expenses.

Our planned future sale of cannabis and cannabis products could expose us to significant product liability risks.

We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We may experience breaches of security at our facilities or loss as a result of the theft of our products.

Given the nature of our products and their lack of legal availability outside of government-approved channels, as well as the concentration of inventory in our Colombian and Portuguese facilities, and despite meeting or exceeding applicable security requirements, there remains a risk of security breach as well as theft. A security breach at one of our facilities could result in a significant loss of available products, expose us to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of these breaches and may deter potential customers from choosing our products, any of which could have an adverse effect on our business, financial condition and results of operations.

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We are subject to liability arising from any fraudulent or illegal activity by our employees, contractors and consultants.

We are exposed to the risk that our employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless, or negligent conduct or disclosure of unauthorized activities to us that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state and provincial healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for us to identify and deter misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any actions are brought against us, including by former employees, independent contractors or consultants, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment of our operations, any of which would have an adverse effect on our business, financial condition and results from operations.

We will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.

Designing and constructing cultivation, processing and distribution facilities and cultivating and producing cannabis is expensive. Changing circumstances may cause us to consume capital more rapidly than we currently anticipate. For example, we may incur costs for the design and construction of cultivation, processing and dispensary facilities that greatly exceed our current budget for such projects. Alternatively, we may identify opportunities to acquire additional cannabis licenses that we believe would be beneficial to us. The acquisition of such licenses, and the cost of acquiring the related cultivation, processing or distribution facilities or, if not in existence or completed, the design and construction of such facilities may require substantial capital. In such events, we may need to raise additional capital to fund the completion of any such projects.

Furthermore, the cannabis industry is in its early stages and it is likely that we and our competitors will seek to introduce new products in the future which may include new genetic formulations. In attempting to keep pace with any new market developments, we will need to expend significant amounts of capital to successfully develop and generate revenues from new products, including new genetic formulations. We may also be required to obtain additional regulatory approvals from applicable authorities based on the jurisdictions in which we plan to distribute our products, which may take significant time. We may not be successful in developing effective and safe new products, bringing such products to market in time to be effectively commercialized or obtaining any required regulatory approvals, which together with capital expenditures made in the course of such product development and regulatory approval processes, may have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional funds in the future to support our operations. If we are required to secure additional financing, such additional fundraising efforts may divert our management from our day-to-day activities, and we may be required to:

●	significantly delay, scale back or discontinue the design and construction of any cultivation, processing and dispensary facilities for which we are awarded licenses or
●	relinquish any cultivation, processing and dispensary licenses that we are awarded, or sell any cultivation, processing or distribution facilities that we are designing and constructing.

If we are required to conduct additional fundraising activities and we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from executing upon our business plan. This would have a material adverse effect on our business, financial condition and results of operations.

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We are dependent on our banking relations, and while we currently have a stable banking relationship and operate in compliance with all applicable laws, we could have difficulty accessing or consistently maintaining banking or other financial services due to banks’ risk aversion toward serving even legal parts of the cannabis industry.

We are dependent on the banking industry to support the financial functions of our company. Our business operating functions including payroll for our employees and other expenses and transactions which are reliant on traditional banking. Additionally, we anticipate that our clients will pay us via wire transfer to our bank accounts, or via checks that we deposit into our banks. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account.

Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products under state laws on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”), issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. The continued uncertainty surrounding financial transactions related to federally-illegal cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or even federally-legal cannabis businesses like ours, because of the misperception that we are a cannabis business like federally illegal ones are. While we are not transacting in any way with non-federally legal cannabis, it is possible that banks could view us as a risk because of our association with cannabis or a misunderstanding of our legal status.

While our business is federally legal and complies with the CSA, it is possible we could still face banking difficulties. Banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a cannabis business, even though we are operating legally under U.S. law, would require significant management attention from us and could materially adversely affect our business and operations.

Risks Related to our Business and Operations - Intellectual Property

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

We are subject to risks related to information technology systems, including cyber-security risks; successful cyber-attacks or technological malfunctions can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential information and reputational risk, all of which would negatively impact our business, financial condition or results of operations.

Our use of technology is critical to our continued operations. We are susceptible to operational, financial and information security risks resulting from cyber-attacks or technological malfunctions. Successful cyber-attacks or technological malfunctions affecting us or our service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential or proprietary information and reputational risk. As cybersecurity threats continue to evolve, we may be required to use additional resources to continue to modify or enhance protective measures or to investigate security vulnerabilities, which could have a material adverse effect on our business, financial condition or results of operations.

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We are reliant on our intellectual property; failure to protect our intellectual property could negatively affect our business, financial condition or results of operations.

Our success will depend in part on our ability to use and develop new extraction technologies, know-how and new strains of cannabis. We may be vulnerable to competitors who develop competing technology, whether independently or as a result of acquiring access to the proprietary products and trade secrets of acquired businesses. In addition, effective future patent, copyright and trade secret protection may be unavailable or limited in the U.S. due to federal illegality or in foreign countries and may be unenforceable under the laws of some jurisdictions. Failure to adequately maintain and enhance protection over our proprietary techniques and processes, as well as over our unregistered intellectual property, including policies, procedures and training manuals, could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

Our shares have a limited trading history and an active trading market may not develop or continue to be liquid, and the market price of our shares of common stock may be volatile.

Our shares are listed and traded on Nasdaq. Prior to the listing on Nasdaq, there had not been a public market for our common stock, and an active market for our common stock may not develop or be sustained, which could depress the market price of our securities and could affect the ability of our stockholders to sell our common stock at favorable prices. In the absence of an active public trading market, investors may not be able to liquidate their investments in our shares of common stock. An inactive market may also impair our ability to raise capital by selling our common stock or equity-linked securities, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock or equity-linked securities consideration. Further, the market price of our common stock has been and may continue to be, volatile. Between May 17, 2022, the date our common stock began trading on Nasdaq, and July 29, 2022, the market price of our common stock ranged from a high of $58.00 on May 18, 2022 to a low of $1.61 on July 29, 2022.

The market price of our common stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

The market price of our common stock has fluctuated, and may continue to fluctuate, widely, due to many factors, some of which may be beyond our control. These factors include, without limitation:

•	“short squeezes”;
•	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;
•	an increase or decrease in the short interest in our common stock;
•	actual or anticipated fluctuations in our financial and operating results;
•	risks and uncertainties associated with events and macroeconomics events such as the ongoing COVID-19 pandemic, fluctuations in U.S. interest rates and rapid inflation; and
•	overall general market fluctuations.

Publicly traded companies’ stock prices in general, and our stock price in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies and our company. For example, on May 18, 2022 and July 29, 2022, the closing price of our common stock was $48.08 and $1.65, respectively, and the daily trading volume on these days was approximately 3,221,100 and 569,900 shares, respectively. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, a proportion of our common stock has been, and may continue to be, traded by short sellers which may put pressure on the supply and demand for our common stock, further influencing volatility in the market price. Additionally, these and other external factors have caused, and may continue to cause, the market price and demand of our common stock to fluctuate, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

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A “short squeeze” due to a sudden increase in demand for shares of our common stock could lead to extreme price volatility in shares of our common stock.

Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation of the price of our common stock may lead to long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A proportion of our common stock has been, and may continue to be, traded by short sellers which may increase the likelihood that our common stock will be the target of a short squeeze. A short squeeze could lead to volatile price movements in shares of our common stock that are unrelated or disproportionate to our operating performance and, once investors purchase the shares of our common stock necessary to cover their short positions, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment.

Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price per share equal to 115% of the public offering price of a Unit, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. In addition, there is no established trading market for the Warrants and, although we have applied to list the warrants on Nasdaq, there can be no assurance that such application will be approved or that an active trading market will develop if approved.

The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 115% of the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our shares of common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our shares of common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of the Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the Warrants acquire shares of our common stock upon exercise of the Warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

There is no established market for the Warrants being offered in this offering.

There is no established trading market for the Warrants. Although we have applied to list the Warrants on Nasdaq, under the symbol “BGXXW,” there can be no assurance that there will be an active trading market for the Warrants. Without an active trading market, the liquidity of the Warrants will be limited.

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Our Warrant Agreement will designate the courts of the State of New York located in the City of New York (Borough of Manhattan) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with our Company.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the state and federal courts of the State of New York located in the City of New York (Borough of Manhattan), and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than courts of the State of New York located in the City of New York (Borough of Manhattan) (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York located in the City of New York (Borough of Manhattan) in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors.

You may be diluted by issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our certificate of incorporation, as amended and restated, authorizes us to issue up to 200,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. Additionally, our amended and restated certificate of incorporation which authorizes us to issue shares of common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our Board of Directors (the “Board”), in its sole discretion. We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our common stock, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

Certain of our stockholders have registration rights for restricted securities. We are obligated to register certain securities. Sales of a substantial number of shares of Common Stock pursuant to this prospectus in the public market could occur at any time our prospectus remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

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We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock, and you may have to sell some or all of your common stock to generate cash flow from your investment.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.

We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of our common stock.

We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) (the last day of the fiscal year following the fifth anniversary of becoming a public company). As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards.

We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

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We are a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Provisions of our amended and restated certificate of incorporation and bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our amended and restated certificate of incorporation authorizes the issuance of shares of preferred stock which will have such rights and preferences determined from time to time by our Board. Our Board may, without stockholder approval, issue additional preferred shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

The choice of forum provision in our amended and restated bylaws, could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or colleagues.

Our amended and restated bylaws, provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other colleagues, which may discourage such lawsuits against us and our directors, officers and other colleagues. Alternatively, if a court were to find such choice of forum provisions to be inapplicable or unenforceable in an action, including but not limited to claims brought in connection with the Securities Act or Exchange Act, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Investors are unable to waive compliance with U.S. federal securities laws and the rules and regulations thereunder.

The forum selection provision is intended to apply “to the fullest extent permitted by applicable law,” subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

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This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. As such, stockholders of the Company seeking to bring a claim regarding the internal affairs of the Company may be subject to increased costs associated with litigating in Delaware as opposed to their home state or other forum, precluded from bringing such a claim in a forum they otherwise consider to be more favorable, and discouraged from bringing such claims as a result of the foregoing or other factors related to forum selection. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations involves significant legal and financial compliance costs, may make some activities more difficult, time-consuming or costly and may increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary the last day of the fiscal year ending after the fifth anniversary of the listing of our common stock on Nasdaq; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of the common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition are highly visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

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We are subject to additional regulatory burdens as a public company.

We are required to operate, maintain and oversee financial management control systems to manage our obligations as a public company listed on Nasdaq and registered with the SEC . These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We expended significant resources to improve these systems in preparation for becoming a public company, and continue to review and improve these systems, but we cannot assure holders of our common stock that these and other measures we might take will be sufficient to allow us to satisfy our obligations as a public company. In addition, compliance with reporting and other requirements applicable to public companies listed on Nasdaq create additional costs for us and require management’s time and attention. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

We may be exposed to currency fluctuations.

Although our revenues and expenses are expected to be predominantly denominated in U.S. dollars, we may be exposed to currency exchange fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Fluctuations in the exchange rate between the U.S. dollar and the currency of other regions in which we may operate or have customers may have a material adverse effect on our business, financial condition and operating results. We may, in the future, establish a program to hedge a portion of our foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if we develop a hedging program, there can be no assurance that it will effectively mitigate currency risks.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share unit is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution. Based on the assumed public offering price of $1.94 per Unit, investors in this offering will incur immediate dilution of $1.75 per share. Investors in this offering will pay a price per Unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the warrants sold in this offering are exercised, you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

There can be no assurances that our shares listed on Nasdaq will not be subject to potential delisting if we do not continue to maintain the listing requirements of Nasdaq.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BGXX.” Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from Nasdaq), would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

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If we cannot continue to satisfy the rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Even though our common stock is listed on Nasdaq, we cannot assure you that our common stock will continue to be listed on Nasdaq.

We are required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We currently intend to use the net proceeds from this offering to create and expand business operations and launch new product lines, provide competitive compensation to attract and retain talented employees, expand sales and marketing of present and future products, continued research and development and general working capital.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, of approximately $22,887,500 million assuming the underwriter does not exercise its over-allotment option, or, $26,637,500 if the underwriter exercises the overallotment in full.

We currently anticipate an approximate allocation of the net proceeds from this offering as follows:

●	$15,000,000 for Greenhouse Operations.
●	$4,000,000 for research and development; and
●	$1,000,000 for Professional Service Fees.

We currently intend on using the balance of proceeds ($5,000,000) raised in the offering, net of expenses including underwriting discounts and commissions, for working capital and general corporate purposes.

We may change the amount of net proceeds to be used specifically for any of the foregoing purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

Each $1.00 increase (decrease) in the assumed public offering price of $1.94 per Unit would increase (decrease) the net proceeds to us from this offering by approximately $11.9 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 in the number of Units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by $1.8 million, assuming the assumed public offering price stays the same.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on Nasdaq under the symbol “BGXX.” As of August 1, 2022, there were approximately 119 record holders of our common stock.

We have applied to list the Warrants sold in this offering on Nasdaq under the symbol “BGXXW.” However, we cannot assure you that a liquid trading market for our Warrants will develop or be maintained.

You may not be able to sell your shares or Warrants quickly or at the market price if trading in our common stock or Warrants is not active. See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the public offering price.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale by us of the units at the assumed public offering price of $1.94 per Unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

This table should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2022
	Unaudited
	Actual	As Adjusted
Cash	$648,176	$23,366,473
Total liabilities	$1,184,906	5,200,686

Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding, at March 31, 2022;	0	0
Common Stock, $0.0001 par value, 200,000,000 shares authorized, 157,557,000 shares issued and outstanding, at March 31, 2022;	15,755	17,270
Additional paid-in capital	14,668,388	50,947,381
Accumulated deficit	$(7,140,090)	$(22,135,723)
Total stockholders’ equity	$7,544,053	$28,828,928

The number of shares of common stock to be outstanding after this offering is based on (i) shares outstanding as of March 31, 2022 totalling 157,557,000; (ii) an aggregate of 2,261,490 shares issued from April 1, 2022 through August 1, 2022 and (iii) shares offered as part of Units in this offering.

The total shares of common stock outstanding at March 31, 2022 excludes the following:

●	1,932,989 Units issuable upon the exercise of the Over-Allotment Option (based on the assumed public offering price); and

●	14,819,586 shares of common stock issuable upon the exercise of warrants (based on the assumed public offering price and including warrants issued as part of the Over-Allotment Option, if any).

Unless otherwise indicated, all information in this prospectus reflects or assumes:

●	None of the Warrants underlying the Units in this offering have been exercised; and

●	No Units have been issued pursuant to the Over-Allotment Option.

A $1.00 increase (decrease) in the assumed public offering price per share of common stock would increase (decrease) the amount of total assets by approximately $11.9 million and total capitalization by approximately $11.9 million, assuming the number of shares of common stock offered by us as part of the Units, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 1,000,000 shares of common stock offered by us would increase (decrease) the amount of shareholder’s equity by approximately $1.8 million assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The foregoing is based on the assumed public offering price.

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DILUTION

Each Unit consists of one share of common stock accompanied by one warrant, each Warrant entitling the holder thereof to purchase one share of common stock. The following information assumes a public offering price of $1.94 per Unit, which is the last reported sale price of our common stock on Nasdaq on July 27, 2022. The final offering price of the Units will be determined between us and EF Hutton, division of Benchmark Investments, LLC.

If you invest in our Units in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of March 31, 2022, our historical net tangible book value was $7,544,053, or $0.05 per share of our common stock. Net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities, divided by the total number of our outstanding shares of common stock as of March 31, 2022.

After giving effect to the issuance of Units in this offering, at the assumed public offering price of $1.94 per Unit, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2022 would have been approximately $30.4 million, or $0.19 per share of our common stock. This represents an immediate increase in net tangible book value of approximately $0.15 per share to our existing stockholders and an immediate dilution of $1.75 per share to new investors.

Dilution per share to investors participating in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors participating in this offering. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed offering price per Unit		$1.94
Historical net tangible book value per share as of March 31, 2022	$.05
Increase in net tangible book value per share attributable to new investors	$.15
Net tangible book value per share after the offering		0.19
Dilution per share to new investors		$1.75

The dilution information discussed above is illustrative and will change based on the actual public offering price and other terms of this offering determined at pricing. If the underwriters exercise their option to purchase additional shares in full, our as adjusted net tangible book value per share after this offering would be approximately $0.22 per share, and the dilution in as adjusted net tangible book value per share to new investors participating in this offering would be $1.67 per share.

Each $1.00 increase (decrease) in the assumed public offering price of $1.94 per Unit would increase (decrease) our net tangible book value after this offering by approximately $0.08 per share, and increase (decrease) the dilution per share to new investors by approximately $0.07 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us full.

Similarly, each increase (decrease) of 1,000,000 in the number of Units offered by us in this offering would increase (decrease) the as adjusted net tangible book value by $0.01 per share and the dilution to investors participating in this offering by $0.01 per share, assuming the assumed public offering price of $1.94 per Unit, remains the same, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

If the underwriters exercise their Over-Allotment Option in full, the number of shares of common stock held by existing stockholders will be reduced to 91.6% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to 8.4% of the total number of shares of common stock to be outstanding after this offering.

The number of shares of common stock to be outstanding after this offering is based on shares of common stock outstanding at August 1, 2022, and excludes the following:

●	1,932,989 Units issuable upon the exercise of the Over-Allotment Option (based on the assumed public offering price) ; and

●	14,819,586 shares of common stock issuable upon the exercise of warrants ( based on the assumed public offering price and including warrants issued as part of the Over-Allotment Option, if any).

Unless otherwise indicated, all information in this prospectus reflects or assumes:

●	None of the Warrants underlying the Units in this offering have been exercised;

●	No shares have been issued pursuant to the Underwriters’ Over-Allotment Option.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with “Selected Financial Data” and the financial statements and related notes included elsewhere in this prospectus. Such discussion and analysis reflects our historical results of operations and financial position and does not give effect to the completion of this offering. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview and History

Bright Green Corporation was incorporated in the State of Delaware in April 2019. In October 2020, BGC and GGG consummated the GGG Merger pursuant to the GGG Agreement. In November 2020, BGC and Naseeb consummated the Naseeb Merger pursuant to the Naseeb Agreement.

BGC is one of the first companies in the U.S. to receive conditional approval from the DEA to cultivate, manufacture and sell cannabis through DEA-approved channels on terms agreed by both the DEA and BGC. The DEA’s Final Rule on the topic estimated that it would award between three and fifteen companies with these registrations. BGC will produce cannabis in full compliance with all federal, state, and local laws for the U.S. government and pharmaceutical producers of medicinal cannabis products who are also licensed by the DEA.

BGC entered into the MOA with the DEA in May of 2021 following the DEA’s determination that BGC’s application materials appeared consistent with the statutory and regulatory framework. The MOA outlines how BGC will work with the DEA to facilitate the production, storage, packaging, and interstate distribution of federally legal cannabis.

The MOA provides a path to Bright Green for full federal registration to grow in New Mexico and distribute across the United States, any (or all) of the following Schedule I controlled substances: “Marihuana Extract” (7350) and “Marihuana” (7360). The MOA further provides BGC may sell such products to licensed researchers and registered manufacturers in the U.S. and internationally, and may use such product for internal product development and research. Complementary licenses for the same purpose have also been issued by the State of New Mexico under the New Mexico Board of Pharmacy to BGC. The MOA also anticipates BGC will grow cannabis for its own research and product development efforts, which may include the bulk manufacturing of marijuana extracts and highly purified cannabinoids and derivatives.

BGC owns a 70-acre parcel of land, on agricultural property, which includes a completed 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (the Candelaria property and the Azuz property).

First, we will retrofit the 22-acre existing greenhouse to make it operational. Once the project is completed, we plan to use the existing 22-acre greenhouse to cultivate non-cannabis herbs and medicinal plants. We expect to complete renovations of the existing 22-acre greenhouse in September 2022. Within the first 10-acres of that existing greenhouse retrofit, we will include a two-acre University Greenhouse to house our cannabis research, development, cultivation and manufacturing operations. We expect that this greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). Our plan is to have the University Greenhouse house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

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In addition to the existing greenhouse, we plan to construct two additional 57-acre greenhouses, one on the Candelaria property and one on the Azuz properties.

We have engaged Dalsem to complete the construction of these facilities and have negotiated an agreement with them which our legal team is drafting.

Our new construction facilities will include automated robotics such as the Visser transplanter robot, as well as automated growing systems to optimize growth at each stage of plant development. Additionally, they will include the following technological innovations:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

Once completed, the newly constructed fully automated facilities will be developed to grow medicinal plants, including cannabis. Upon receipt of final registration from the DEA as described above, we plan to cultivate and manufacture cannabis for federally sanctioned research, as well as perform authorized research on cannabis, including but not limited to CBN, CBG, and CBD. We also plan to leverage our cultivation, research, and manufacturing facilities to develop and commercialize approved medical cannabis products to sell to DEA registered pharmaceutical producers.

Our approximate budget is as follows for the capital construction project:

●	The Company continues to renovate the existing greenhouses and expects to incur $13,500,000 in costs in 2022 to make the greenhouses operational.
●	Phase 1 Greenhouse (“Candelaria”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $160,000,000, of which $1,750,000 is expected to be incurred in 2022, $118,250,000 in 2023 and the remaining $40,000,000 in 2024.
●	Phase 2 Greenhouse (“Azuz”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $105,000,000, of which $1,000,000 is expected to be incurred in 2022, $84,000,000 in 2023 and the remaining $20,000,000 in 2024.
●	The Tissue Lab installation and turnkey consulting plus CO2 extraction installation has a budget of approximately $19,200,000 and will commence and be completed in 2023.

Cumulatively, of the total expected expenditures of $297,700,000, $14,250,000 is expected to be incurred in 2022, $223,450,000 in 2023, and the remaining $60,000,000 in 2024.

Project	Total Spend	2022	2023	2024
Existing Greenhouse (including University Greenhouse)	$13,500,000	$11,500,000	$2,000,000
Phase I - Candelaria	$160,000,000	$1,750,000	$118,250,000	$40,000,000
Phase II - Azuz	$105,000,000	$1,000,000	$84,000,000	$20,000,000
Tissue Lab	$19,200,000		$19,200,000
Total:	$297,700,000	$14,250,000	$223,450,000	$60,000,000

All timing and expenditure estimates are subject to change due to supply chain constraints and are contingent upon successful raise of capital from investors.

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BGC will engage in cannabis propagation, cultivation, and manufacturing of cannabis products including cannabis flower, pre-rolls, concentrates, vape pens, capsules, tinctures, edibles, topicals and any other cannabis-related products requested for authorized sales. BGC plans to sell mostly extracted oils from medicinal plants grown in these high-tech facilities and processed onsite through a proprietary system that vertically integrates the genetically altered growth of the plants to conform to automated growing systems.

Recent Developments

Direct Listing of Common Stock

On May 17, 2022, we completed a direct listing of our common stock (the “Direct Listing”), on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BGXX.” We incurred fees related to financial advisory service, audit, and legal expenses in connection with the Direct Listing and incurred approximately $4,000,000 in general and administrative expenses, of which $333,160 were incurred during the three months ended March 31, 2022.

In addition, in connection with the Direct Listing, and pursuant to a financial advisory agreement by and between the Company and EF Hutton, division of Benchmark Investments, LLC (the “Advisor”) dated April 8, 2022, we issued the Advisor, or its permitted designees, an aggregate of 1,574,490 shares of common stock, on June 3, 2022.

June 2022 Shareholder Loan

On June 5, 2022, the Company and Lynn Stockwell (“Lender”), a member of the Board, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

Coronavirus (“COVID-19”) Impact

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. Most recently, the response to this coronavirus by federal, state and local governments in the U.S. has resulted in the significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of unknown duration, they could have an adverse effect on our liquidity and profitability.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within the registration statement of which this prospectus forms a part.

See the section titled “Risk Factors” included elsewhere in this prospectus for further discussion of the possible impact of the COVID-19 pandemic on our business.

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Eastern European Conflict Impact

In late February 2022, Russian military forces launched significant military action against Ukraine. Sustained conflict and disruption in the region is likely. The aggregate impact to Eastern Europe and Europe as a whole, as well as actions taken by other countries, including new and stricter sanctions by the United States, Canada, the United Kingdom, the European Union, and other countries and organizations against officials, individuals, regions, and industries in Russia, Belarus and Ukraine, and each country’s potential response to such sanctions, tensions and military actions, is not knowable at this time, and could have a material adverse effect on the Company, its business and operations.

Results of Operations

Year Ended December 31, 2021, Compared to Year Ended December 31, 2020

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the year ended December 31, 2021 and the year ended December 31, 2020. We have derived this data from our annual financial statements included elsewhere in this prospectus.

The Company has completed an audit of its 2021 and 2020 financial performance in accordance with the standards of the PCAOB. The Company has not started commercial operations but has incurred expenses in connection with corporate and administrative matters, upkeep of acquired properties for future growing, processing and distribution of medical plants, and improvements to those properties. These expenses include stock-based compensation for services rendered, legal and audit fees, and property-related expenses such as depreciation, insurance and taxes. As a result, the Company reported a net loss in all reporting periods. An analysis of the Company’s operating performance for the periods from incorporation through December 31, 2021, together with the Company’s income statement summarizing income and expense items are presented below.

During the year ended December 31, 2021, the Company reported a net loss of $2,490,499 compared to $3,052,779 in the same period last year. The decrease in net loss primarily resulted from a decline in share-based compensation and depreciation. Increases in professional fees partially offset these decreases.

Liquidity and Capital Resources

As of December 31, 2021, the Company had cash of $1,282,565 compared to $102,263 as of December 31, 2020. The increase of $1,180,302 in cash was mainly from the sales of common stock of $3,130,000. This increase was partly offset by net cash used for operating activities. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at December 31, 2021, the Company had a total stockholders’ equity of $8,220,399 (2020 - $7,220,898).

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at December 31, 2021, had an accumulated deficit of $6,413,744 (2020 -$3,923,245) and a working capital of $1,282,829 (2020 – negative working capital of $175,332). The working capital as at December 31, 2021 is sufficient to pay its operating expenses for a period of at least 12 months from the date of the financial statement was authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating. During the year ended December 31, 2021, the Company raised $3,130,000 through common stock issuances. The Company has also raised $50,000 in January 2022. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

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The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the year ended December 31, 2021.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion about the Company’s significant accounting policies, refer to Note 3 “Summary of Significant Accounting Policies,” in the Company’s financial statements included in this prospectus. During the year ended December 31, 2021, no material changes were made to the Company’s significant accounting policies.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Three months ended March 31, 2022 compared to three months ended March 31, 2021

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the three months ended March 31, 2022 and March 31, 2021.

The Company has not started commercial operations but has incurred expenses in connection with corporate and administrative matters, upkeep of acquired properties for future growing, processing and distribution of medical plants, and improvements to those properties. These expenses include stock-based compensation for services rendered, legal and audit fees, and property-related expenses such as depreciation, insurance and taxes. As a result, the Company reported a net loss both reporting periods.

Revenue:

We are a start-up company and have not generated any revenues for the three months ended March 31, 2022 and 2021. We can provide no assurance that we will generate sufficient revenues from our intended business operations to sustain a viable business operation. In order to generate revenues, we must first receive receipt of final registration from the DEA as described above and begin

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Operating Expenses:

We incurred operating expenses in the amount of $726,346 for the three months ended March 31, 2022, as compared with $509,541 for the same period ended 2021. Our operating expenses for all periods consisted entirely of general and administrative expenses and depreciation. The detail by major category within General and administrative expenses for the three months ended March 31, 2022 and 2021 is reflected in the table below.

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Professional fees	$462,206	$157,681
Stock based compensation	-	100,000
Property taxes	14,499	17,513
Insurance	13,301	19,116
Land option	10,500	10,000
Licenses	11,323	5,300
Travel	11,646	-
Other Expenses	11,065	14,560
Total general and administrative expenses	$534,540	$324,170
Depreciation	191,806	185,371
Total operating expenses	$726,346	$509,541

The increase of $210,370 in our general and administrative expenses for the three months ended March 31, 2022 versus the same period ended 2021 is largely the result of increased spending on professional fees associated with the Direct Listing.

We expect our general and administrative expenses to increase in future quarters as we continue with our reporting obligations with the SEC and the increased expenses associated with increased operational activity, which is expected for the balance of the year.

Liquidity and Capital Resources

As of March 31, 2022, the Company had cash of $648,176 compared to $1,282,565 as of December 31, 2021. The decrease of $634,389 in cash was mainly from the use of funds for the construction in progress. This decrease was partly offset by cash received from the sales of common stock of $50,000. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at March 31, 2022, the Company had a total stockholders’ equity of $7,544,053 (December 31, 2021 - $8,220,399).

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at March 31, 2022, had an accumulated deficit of $7,140,090 (December 31, 2021 -$6,413,744) and a negative working capital of $416,170 (December 31, 2021 - working capital of $1,282,829). The Company has also raised $6,000,000 subsequent to March 31, 2022. The Company has sufficient working capital to pay its operating expenses for a period of at least 12 months from the date the condensed financial statements were authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the three months ended March 31, 2022, the Company raised $50,000 through common stock issuances. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

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Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the three months ended March 31, 2022.

Off-balance sheet arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion about the Company’s significant accounting policies, refer to Note 3 “Summary of Significant Accounting Policies,” in the Company’s financial statements included in the registration statement of which this prospectus forms a part. During the three months ended March 31, 2022, no material changes were made to the Company’s significant accounting policies.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

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BUSINESS

Stockholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Mission & Vision

Bright Green’s mission is to be the premier federally-authorized provider of cannabis in North America. Our vision is to improve the quality of life across a broad spectrum of demographics through the opportunities presented by medicinal applications of plant-based therapies, particularly cannabis-derived products.

Our Company

We are a first-mover in the U.S. federally-authorized cannabis space. We are one of a few companies who have received conditional approval based on already agreed terms from the DEA to produce federally legal cannabis, and have entered into the MOA with the DEA which permits BGC to proceed towards a Federal Registration for the Bulk Manufacturing of cannabis under DEA Document Control Number W20078135E.

Unlike state-licensed cannabis companies who engage in commercial sales to consumers, and whose businesses are legal under state law but not federal law, subject to the milestones and requirements set forth herein, we are conditionally authorized by the federal government to sell cannabis commercially for research and manufacturing purposes, export cannabis for international cannabis research purposes, and sell cannabis to DEA-registered pharmaceutical companies for the production of medical cannabis products and preparations. We plan to focus on the development of cannabis strains and sales of products with high contents of CBN (cannabinol) and CBG (cannabigerol). If and when permitted under federal law, we also plan to sell cannabis-derived CBN and CBG to consumers.

Because cannabis is a Schedule I Controlled Substance in the U.S., it has been historically under-researched. Though the majority of Americans now live in states where cannabis is legal, the full potential of the cannabis plant for medicinal use remains understudied due to limited access to federally-approved cannabis. The DEA recently issued a call for more cannabis research supply based on the increased demand for cannabis research in the U.S. As described herein, we received conditional approval from the DEA based on already agreed terms set forth in the MOA. Final approval from the DEA is conditioned on, among other things, completed construction of manufacturing and production facilities and systems. Completion of construction is subject to the risk factors described herein and also requires successful fundraising.

Final registration under the MOA is anticipated in August 2022, and is contingent upon completion of construction and a successful inspection by the DEA of BGC’s facilities. Additionally, BGC must comply with the terms agreed upon pursuant to the MOA which includes: submitting an Individual Procurement Quota on or before April 1 of each year utilizing DEA Form 250; submitting an Individual Manufacturing Quota on or before May 1 of each year utilizing DEA Form 189; collecting samples of cannabis and distributing them to DEA-registered analytical laboratories for chemical analysis during the pendency of cultivation and prior to the DEA’s taking possession of the cannabis grown; providing the DEA with 15-day advance written notification, via email, of its intent to harvest cannabis; following the DEA’s packaging, labeling, storage and transportation requirements; distributing DEA’s stocks of cannabis to buyers who entered into bona fide supply agreements with the Company; providing the DEA with 15-day advance written notification of its intent to distribute cannabis; invoicing the DEA for harvested cannabis that it intends to sell to the DEA.

Following final approval from the DEA, we will be permitted to cultivate and manufacture cannabis, supply cannabis researchers in the U.S. and globally, and produce cannabis for use in pharmaceutical production of prescription medicines within the U.S. There is no guarantee that we will receive final approval from the DEA. Our activities will be legal under federal law, which sets BGC apart from most U.S. cannabis companies.

We have assembled an experienced team of medical professionals and researchers, international horticultural growers and experts, and construction and cannabis production professionals, which we believe position us as a future industry leader in the production of cannabis.

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Background

BGC owns a 70-acre parcel of land, on agricultural property, which includes an existing 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (the Candelaria property and the Azuz property).

First, BGC will retrofit the existing 22-acre greenhouse to make it operational. Once the project is completed, we plan to use the existing 22-acre greenhouse to cultivate non-cannabis herbs and medicinal plants. We expect to complete renovations of the existing 22-acre greenhouse in September 2022. Within the first 10-acres of that existing greenhouse retrofit, we will include a two-acre University Greenhouse to house our cannabis research, development, cultivation and manufacturing operations. We expect that his greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). Our plan is to have the University Greenhouse house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

In addition to the existing greenhouse, we plan to construct BGC is constructing two additional 57-acre greenhouses, one on the Candelaria property and one on the Azuz properties.

We have engaged Dalsem, a developer of high-technology greenhouses worldwide, to complete construction, and have negotiated an agreement with them which is being drafted by our legal team.

BGC will leverage automation throughout the facility to ensure that all of BGC’s processes are reliable and consistent, including the Visser transplanter robot or Visser potting robot, and automated growing systems. New Mexico’s uniquely predictable climate and abundant sunshine make it an ideal setting for cultivation of cannabis in a greenhouse. BGC will use state-of-the-art technology to cultivate cannabis in an efficient, standardized, and cost-effective way. The technologies specific to our planned greenhouses include:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

Our agricultural property has adequate utilities and water and is ideally situated to cultivate and process cannabis in harmony with the surrounding environment, using the most advanced technology. The result will be consistent, pure, high-quality cannabis and cannabis extracts that will provide consistent, safe inventory for cannabis researchers around the nation.

Planned Business Lines

Domestic Cannabis for U.S. Researchers and Registered Manufacturers

We plan to sell cannabis to research institutions, pursuant to our conditional approval from the DEA. Sales of THC cannabis products will be made only via bona fide supply agreements from existing DEA registrants, and will not be directly to consumers. Following final approval from the DEA, we plan to apply for a Controlled Substances Bulk Manufacturing License to cultivate and manufacture cannabis for sale to federally funded research institutions and other purposes. There is no guarantee that we will receive final approval from the DEA.

Once we are authorized to begin operations by the DEA, we will be permitted to supply DEA-registered research institutions with cannabis that contains high levels of THC. Additionally, we plan to conduct in-house research at our own facilities. Our license will also allow us to provide our products to in-house researchers, which we believe will allow us to conduct cutting edge research into plant-based therapies using cannabis. We have been granted several patents for cannabis based products. See “Business-Intellectual Property”.

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Given the competitiveness of the process to obtain a DEA registration to cultivate and process cannabis, and the continued federal illegality of cannabis in the U.S., we believe we will be uniquely positioned to capture significant parts of the cannabis research supply market. The market for clinical research has grown exponentially over the past decades, and we project cannabis research to take a similar trajectory.

Cannabis for International Export

Our DEA registration will also allow us to export cannabis to researchers internationally. Given our state of the art facility in development, as well as the cannabis manufacturing expertise of our team, the unique climate of New Mexico and its suitability for cannabis crop, we anticipate significant demand for our high-quality cannabis products from international markets.

Cannabis for U.S. Pharmaceutical Production - CBN and CBG

Our DEA registration, once completed to allow us to begin operations, will allow us to sell cannabis to DEA-registered pharmaceutical companies for the purpose of producing medicinal cannabis or cannabis preparations. There is significant potential for revenue from pharmaceutical companies that currently manufacture or desire to manufacture drugs containing cannabis extracts, either on an over-the-counter or prescription basis.

Further, we plan to sell cannabinoid-focused products, once legal under applicable law. This business is dependent on federal legalization of cannabis in the U.S., and there is no guarantee that such federal legalization will occur. CBG and CBN are cannabinoids, like CBD, which can be derived from the cannabis plant. The CBG and CBN extracts we plan to produce would be sold to pharmaceutical companies and other market participants. The Company is in preliminary discussions with several pharmaceutical companies in connection with proposed supply contracts for CBN and CBG high grade oil extracts, to be used in healthcare, hormone balance and anti-aging studies. We plan to distinguish ourselves by focusing on CBN and CBG, which offer alternative health and wellness benefits to CBD. By focusing on cannabis-derived CBN and CBG rather than hemp-derived CBD, we will leverage the potential growth opportunity offered by these alternative cannabinoids. The cannabis plant contains hundreds of cannabinoids and other parts, and due to the ongoing federal illegality severely restricting research on these components, many believe that there is health and wellness potential in some of these plant derivatives that has not yet been studied.

FDA Supply

The FDA has stated that it recognizes that there is significant interest in the development of therapies and other consumer products derived from cannabis. The FDA has stated that it is committed to protecting the public health while also taking steps to improve the efficiency of regulatory pathways for the lawful marketing of appropriate cannabis and cannabis-derived products. The FDA has stated that it is working to answer questions about the science, safety, and quality of products containing cannabis and cannabis-derived compounds. BGC will be well-positioned to act as a partner to the FDA as it advances these efforts, and we will be one of the few federally-registered suppliers of cannabis available to the FDA for any of its research or exploration efforts in the space. As noted elsewhere, it is also possible that the FDA may move forward with regulating cannabis products, which could materially affect our business plan depending on what the future regulatory requirements would be. Moreover, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA, which may inhibit our business prospects even in the case that the federal government were to legalize cannabis

CBG and CBN to Consumers Post-Legalization

Once cannabis legalization occurs at the federal level, we will plan to sell high CBN and CBG cannabis directly to consumers. We anticipate that we will already have been able to refine our production methods and products for consistency and quality by the time federal legalization occurs, and will be well-positioned to offer our products directly to consumers, once it is federally legal to do so. This business line is dependent on federal legalization of cannabis in the U.S., and there is no guarantee that such federal legalization will occur.

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Production Capabilities

BGC has adopted a phased approach to increase production on its site in Grants, New Mexico. In the first phase, the existing 22-acre Venlo greenhouse will be renovated and an initial 10- acres will be prepared for operations. The University Greenhouse will be contained within those first 10- acres. Subsequently, one of two larger greenhouses will be built in Phase 2, with the second following immediately in Phase 3.

Timeline

The existing 22-acre Venlo greenhouse is currently under renovation. The first 10- acres of the greenhouse are expected to be completed in September 2022, though there may be delays due to global supply chain issues. The University Greenhouse will be located within the first 10-acres of the existing Venlo greenhouse and the 10-acre facility will be operational upon receiving final approval from the DEA, and will provide the initial supply of marijuana and marijuana extracts. Our first harvest will begin once we receive final approval from the DEA, and will be complete approximately two months from the first planting. We plan to implement a phased approach to the build out of Phase 1 and Phase 2 and to plant intermittently as phases of each greenhouse reach completion with estimated planting dates to be completed in tranches as follows: March 2023, September 2023, March 2024, September 2024.

Based on the targeted production plan, BGC will have capacity for the following outputs once all of the greenhouse facilities are complete:

●	50,000 cannabis plants in the facility at all times and at different maturity levels;
●	Annual harvested plants approximately 300,000 (multiple harvests per year); and
●	Capacity to process 5,000 lbs. of plant material per day, using supercritical CO2 extraction.

BGC plans to cultivate marijuana and focus on the production of dried flower, and oils and marijuana extracts. BGC may also produce edibles which contain extracts, if permitted by DEA regulations and requested by customers.

The BGC process draws on expertise from Aurora Larssen Projects, who have completed over 50 fully legal cannabis projects in jurisdictions throughout the world, including Canada, Australia and Denmark. BGC is in discussions to enter into a supply agreement with cannabis tissue supplier Nordic Supreme. Following execution of a definitive supply agreement, Nordic Supreme will supply BGC with proven cannabis genetics from their facilities in Denmark. We plan to finalize and enter into a definitive agreement with Nordic Supreme in the second quarter of 2022.

We have not yet entered into a formal agreement with Aurora Larssen for consulting and the development of best practices for our cultivation and manufacturing operations. Aurora Larssen will provide BGC with technical design services related to the greenhouse retrofit and construction in Grants, New Mexico. The scope of our agreement with Aurora Larssen will be tailored to support and complement Dalsem. Aurora Larssen will first consult on the retrofit for the existing 22-acre greenhouse and then consult on the Dalsem build of the two new greenhouses. Aurora Larssen will then implement a Quality Management System, along with the applicable documents, forms, logbooks, and SOPs required to achieve GACP/GMP and DEA compliance.

Dalsem will be BGC’s principal supplier of the greenhouse building materials which will include hot dipped galvanized steel, aluminum system profiles for the outside cladding and horticultural glass as covering. Dalsem will also provide irrigation building materials and components for building the Visser Transplanter. There could be price fluctuations for these materials depending on the cost of raw materials like steel, glass, and aluminum. PlantLogic will supply plastic pots and water collection for the coco peat insert material to grow plants, and Fertoz will provide organic soil for our facility. Octillo Lumber supplied the steel mesh, and barbed wire for the property’s perimeter fence. The parts for the security fencing are currently onsite.

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Intellectual Property

BGC holds four issued patents, and other approved patent applications, applications pending review and applications submitted for review. The patents held by the Company are: Patent No. 10,668,045 for topical massage oil and cream containing CBD, CBN, Curcumin and Boswellia Resin; Patent No. 10,946,307 Extraction of Cannabinoids, Curcuminoids and Ginsenosides; and Patent No. 10,946,308 Enzymatic Method for Extraction and Purification of Phytocannabinoids.

Patents Issued

Patent Name	Type of Patent Protection (composition of matter, method, or use)	Patent Number	Expiration Date	Jurisdiction
Topical massage oil and cream containing CBD, CBN, Curcumin and Boswella Resin	Method & Composition	10,668,045	7/12/2039	U.S.
Extraction of Cannabinoids, Curcuminoids and Ginsenosides	Method	10,946,307	7/12/2039	U.S.
Enzymatic Method for Extraction and Purification of Phytocannabinoids	Method	10,946,308	7/12/2039	U.S.
Fortified CBD oil for treatment of PTSD	Method	11,197,833	7/12/2039	U.S.

Patent Applications Submitted

Patent Application Name	Type of Patent Protection (composition of matter, method, or use)	Patent Application Number	Patent Application Filing Date	Jurisdiction
Fortified CBD oil for Treatment of PTSD	Composition	17/523,464	November 10, 2021	U.S.
Dissolution of Curcuminoids from Turmeric in Cannabis oil	Method & Composition	63/279,396	November 15, 2021	U.S.
Fortified cannabis oil and beverages containing cannabis oil and curcuminoids	Method	63/279,406	November 15, 2021	U.S.
Fortified Cannabis Oil Topical Preparations for Dermal (Skin) Health	Method	63/279,413	November 15, 2021	U.S.
Chromatographic separation of THC, CBD and other cannabinoids	Method	63/279,419	November 15, 2021	U.S.
Cannabinoid Mixture	Method & Composition	63/279,369	November 15, 2021	U.S.
Chromatographic separation of THC, CBD and other cannabinoids	Method	63/279,428	November 15, 2021	U.S.
Method for enriching Cannabinol (CBN) in Cannabis oil	Method	63/279,442	November 15, 2021	U.S.
Generation of new varieties of cannabis by ethyl methane sulfonate (EMS) Mutagenesis of cannabis seeds	Method	63/279,446	November 15, 2021	U.S.
Selection of new varieties of cannabis through somatic embryogenesis	Method	63/279,451	November 15, 2021	U.S.
Fortified cannabis oil for treating sleep disorders	Method	63/279,456	November 15, 2021	U.S.

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Recent Developments and Current Licenses Held

In May 2021, BGC entered into the MOA with the DEA to grow cannabis for federally sanctioned research. Final registration is anticipated in the coming months, and is contingent upon completion of construction (which will require successful fundraising required to complete construction), and a successful inspection by the DEA of BGC’s facilities, based on the terms agreed upon pursuant to the MOA. The MOA with the DEA is effective for a one-year term, renewable for up to four additional one-year terms. There is no guarantee that we will obtain the necessary authorization now, or in the future for renewal purposes. On July 23, 2020, BGC received approval from the State of New Mexico Board of Pharmacy to conduct Controlled Substances Manufacturing of Cannabis Products in the state, pursuant to receiving approval from the DEA to do so. On July 24, 2020, BGC submitted an application to the DEA for Controlled Substances Bulk Manufacturing of cannabis products for authorized purposes.

BGC is licensed by the State of New Mexico (Business License State Tax ID # 03-324986-00-5), The New Mexico Board of Pharmacy (Controlled Substance Facility Wholesaler No. CS00229100 valid through July 31, 2024) and Controlled Substance Manufacturer (No. WD00012763, valid through December 31, 2022); however, BGC may not commence cannabis growing operations until both the State of New Mexico and the federal government or its authorized agencies, in particular the DEA, have signed off and fully authorized that Bright Green Corporation is in full compliance of all applicable rules. BGC also holds a Continuous Hemp Commercial Research Production License, issued to James Colasanti, from the Board of Regents of the New Mexico State University, License No. CHPL-3-2021, expiring January 31, 2023.

Industry Overview

US Market Overview

The U.S. cannabis industry is undergoing rapid growth and change, particularly with the recent opening of opportunities for federally sanctioned research on cannabis in partnership with the DEA, as well as the federal legalization of hemp, and corresponding state and federal hemp research programs.

BGC plans to operate in the U.S. market for federally sanctioned cannabis — as a supplier of cannabis for research or DEA Registered Manufacturing purposes, and as a researcher itself. Importantly, all of BGC’s proposed activities will comply with all existing or future federal and state regulations.

Legal Background – Cannabis

Thirty-eight U.S. states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Eighteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as adult use). Under U.S. federal law, however, those activities are illegal. Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis in-state or where those activities are deemed involved in interstate commerce, all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.

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While the U.S. government has not enforced those laws against companies complying with state cannabis laws, it retains the authority to do so, and as such the likelihood of any future adverse enforcement against companies complying with state cannabis laws remains uncertain. In 2018, then-U.S. Attorney General Jefferson Sessions rescinded the DOJ’s previous guidance (the Cole Memo) that had given federal prosecutors discretion not to enforce federal law in states that legalized cannabis, as long as the state’s legal regime adequately addressed specified federal priorities. The Sessions memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions memo was issued nearly three years ago, however, U.S. Attorneys have not targeted state law compliant entities. The policy of not prosecuting companies complying with state cannabis laws is likely to continue under current U.S. Attorney General Merrick Garland.

Additionally, since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the DEA, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly. This affords some extra protection for medical cannabis businesses, but does not apply to adult use businesses. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, is still a possibility.

Despite the ongoing federal illegality of cannabis, the DEA authorizes certain institutions to conduct research using cannabis, and recently expanded those efforts. Between January 2017 and January 2019, the DEA’s projections for federally approved cannabis research projects increased dramatically, and as a result, the DEA more than quadrupled its production quota. In that time, the number of federally registered cannabis researchers increased by more than 40 percent, from 384 to 542. Subsequently, the DEA announced that it would, for the first time in decades, open up opportunities for additional cultivators to supply cannabis for this research.

On August 26, 2019, the DEA announced that it will further facilitate and expand scientific and medical research for cannabis in the United States, including registering additional entities to produce cannabis for researchers, to increase the amount and variety of cannabis available for research. The DEA intends this to “facilitate research, advance scientific understanding about the effects of marijuana, and potentially aid in the development of safe and effective drug products that may be approved for marketing by the Food and Drug Administration.” In other words, the U.S. government believes that cannabis research is in the public’s interest. Furthermore, this public statement acknowledges the possibility that medical cannabis or related products may, in the future, require FDA approval and come under the FDA’s FDCA jurisdiction. However, there is no guarantee that the FDA will find our products safe or effective or grant us the required approvals under the FDCA. Additionally, the costs of compliance with any future FDA requirements are unknown and our ability to meet those requirements is also unknown, which may increase our operating costs and inhibit our business prospects even in the case that the federal government were to legalize cannabis

On December 18, 2020, the DEA finalized new regulations pertaining to applications by entities seeking to become registered with the DEA to grow cannabis as bulk manufacturers for authorized purposes. Under these and other applicable regulations, applicants are responsible for demonstrating they have met various requirements, including requirements to possess appropriate state authority, document that their customers are licensed to perform research, and employ adequate safeguards to prevent diversion.

On May 14, 2021, the DEA announced memorandums of agreement were provided to an unspecified and unnamed number of companies to collaborate with the DEA “to facilitate the production, storage, packaging, and distribution of marijuana under the new regulations as well as other applicable legal standards and relevant laws.” To the extent these memorandums of agreement are finalized, DEA anticipates issuing DEA registrations to these manufacturers. Each applicant will then be authorized to cultivate cannabis – up to an allotted quota – in support of the more than 575 DEA-licensed researchers across the nation. As individual manufacturers are granted DEA registrations, that information will be made available on DEA’s Diversion Control website. As of 2022, six companies have been granted DEA registrations to bulk manufacture cannabis.

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In addition to anticipated expenses related to the DEA, we face expected costs related to compliance with existing environmental and other regulations at the local, state, and federal level, as well as future environmental or other regulations.

Recent Federal Cannabis Bills

President Biden’s campaign position on cannabis falls short of full legalization. He has campaigned on a platform of relaxing enforcement of cannabis proscriptions, including decriminalization generally. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA Schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which could prompt his U.S. Attorney General to issue policy guidance to U.S. Attorneys that they should not enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the Schedule II status against state legal entities, and would expand opportunities for cannabis research in the U.S., the implications of the potential re-scheduling are not entirely clear for state legal commercial cannabis operators. Although the U.S. Attorney General could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law. The President alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.

Furthermore, while industry observers are hopeful that a Democrat-controlled Senate, along with a Biden presidency, will increase the chances of federal cannabis policy reform, there is no timeline for the passage of a bill legalizing cannabis. In July 2022, Senators Chuck Schumer (D-NY), Cory Booker (D-NJ) and Ron Wyden (D-OR)introduced the CAOA, which would provide for federal cannabis legalization if it becomes law. The bill provides a comprehensive federal solution for cannabis by creating a framework for regulating and taxing state-legal sales and addressing social equity and justice goals. It also proposes some legislative fixes for hemp and CBD.

Previously, under the Trump administration, two significant cannabis bills were approved by the House of Representatives, however both were rejected by the U.S. Senate. Those bills were the Marijuana Opportunity Reinvestment and Expungement (“MORE”) Act, which would have repealed the federal criminalization of marijuana, and the Secure and Fair Enforcement (“SAFE”) Banking Act, which would have eliminated penalties that could be assessed on financial institutions because they provided services to cannabis businesses. Regardless of the future status of federal legalization of cannabis, there are already tremendous opportunities for fully legal medical cannabis researchers, suppliers, and product developers.

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Market Growth

In the medical market, the demand for cannabis for research is likely to increase significantly over the next few years and decades, due to the increasing number of states legalizing cannabis and the strong public support for cannabis legalization. By 2025, 5.4 million Americans, or 2.4% of U.S. adults, are predicted to be registered patients in medical cannabis states, according to a report by New Frontier Data (“New Frontier”). New Frontier also projects that the medical cannabis market will nearly double to over $16 billion in that time, taking into account more geographies within the U.S. legalizing cannabis, which will lead to market expansion, the normalization of cannabis which will increase the number of consumers, and medical cannabis patients turning to cannabis as an alternative to prescription drugs. The global medical cannabis market is projected to reach $87.4 billion by 2027, according to Global Market Insights (“GMI”). The DEA’s aggregate production quotas for cannabis were 3,200 kg in 2022 for dried flower (an estimated $35 million market) and 1,000 kg for cannabis extract (an estimated $100 million market). These aggregate production quotas are expected to continue increasing to meet increasing demand for cannabis research in the U.S. In addition to government funding, some institutions are already receiving private investment in cannabis research. For example, Harvard and MIT recently received a $9 million donation to fund research into cannabis’ influence on brain health and behavior. Additionally, CB2 insights has noted that average prescriptions for qualifying conditions such as chronic pain, PTSD, sleep disorders, epilepsy and anxiety saw a decline in 11% in favor of medical cannabis replacement leading the company to estimate that more than $4 billion in sales that currently go to pharmaceutical products could be redirected towards medical cannabis. Further research on cannabis legalization and its impact on public health are needed and are likely to take place over the coming years, as the DEA has recognized the increased need for cannabis related research.

In 2019, large pharmaceutical companies in the U.S. spent $83 billion on drug research and development. The private research market, like the federal DEA research program, has an interest in investigating the uses and risk of cannabis and hemp derivatives, not only in states that have legalized medical cannabis, but also in anticipation of potential full legalization. Research topics of interest include:

●	therapeutic benefits and risks of cannabis for common conditions for military veterans, including PTSD and chronic pain;

●	therapeutic benefits and risks of cannabis for opioid addiction treatment, as well as other medical conditions and disabilities;

●	cognitive effects of THC use in the developing brain of adolescents;

●	prevention of and treatment for cannabis use disorder;

●	effects of different levels of THC potency levels;

●	accurate roadside testing to detect driving while impaired with cannabis and related topics;

●	availability of inaccurately labeled and adulterated cannabis;

●	effective cannabis packaging requirements for consumer and child safety;

●	effect of cannabis legalization on workplace testing and workplace safety for safety-sensitive jobs, including the use of synthetic THC;

●	effect of cannabis use on mental health and addiction;

●	effect of cannabinoids on immunological responses against bacterial or viral infections.

Regarding the cannabis market generally, the industry is large and is growing. In 2020, there were $17.5 billion in annual industry sales, a 46% increase from 2019. As of May 2021, capital raises in cannabis reached $6 billion, signaling increased confidence in projections of aggressive cannabis market growth. According to a report by New Frontier Data, the U.S. legal cannabis market is predicted to more than double by 2025, reaching $41.5 billion in sales, and producing a 21% compound annual growth rate (“CAGR”). Therefore, BGC will be entering a sizeable market with the first-mover advantage of a federally compliant business as cannabis enters a new stage of growth and development, once it obtains authorization from the DEA to begin operations.

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Employees and Human Capital

We currently have (2) two officers, an Interim Chief Executive Officer and a Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our endeavors but intend to devote as much of their time as they deem necessary, in the exercise of their business judgement, to our affairs. The amount of time they will devote in any time period will vary depending on the particular demands of our business during that time. Other than as set forth herein, we do not have any employment agreements with members of our management team.

Facilities

The following table set forth the Company’s owned and leased physical properties as of March 31, 2022, which include corporate offices, cultivation and production facilities (operating and under construction). In addition to the currently owned and leased property, the Company holds two options, each for the purchase of 300 acres of land in Grants, New Mexico.

Property Type	Owned/Leased	County	State
Agricultural Property – 40 acres	Owned	Cibola	New Mexico
Agricultural Property – 70 acres	Owned	Cibola	New Mexico
Office	Leased	Broward	Florida

Legal Proceedings

From time to time, we may be involved in legal proceedings arising from the normal course of business activities. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. Other than as set forth below, we are not presently a party to any litigation the outcome of which, if determined adversely to us, would in our estimation, have a material adverse effect on our business, operating results, cash flows or financial condition.

●	Bright Green Corporation v. John Fikany, D-1333-CV-202000231, State of New Mexico, County of Cibola, Thirteenth Judicial District. On October 23, 2020, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfil agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against Lynn Stockwell, founder and a director of the Company, and Ms. Stockwell’s husband, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The Company is exploring potential dispositive motions against the counter and third-party claims.

●	Bright Green Corporation v. Jerry Capussi, D-1333-CV-202000252, State of New Mexico, County of Cibola, Thirteenth Judicial District. On November 16, 2020, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and we are preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

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MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our Board.

Directors and Executive Officers	Age	Position/Title
Terry Rafih	66	Interim Chief Executive Officer, Chairman
Saleem Elmasri	36	Chief Financial Officer
Dr Alfie Morgan	71	Director
Lynn Stockwell	65	Director
Dean Valore	50	Director
Robert Arnone	55	Director

Board of Directors

Terry Rafih has been BGC’s Interim Chief Executive Officer since June 2022 and the Chairman of BGC’s Board since October 2019. Since January 1989, Mr. Rafih has been the Owner and Chief Executive Officer of Rafih Automotive Group, one of Canada’s largest networks of auto dealerships. Mr. Rafih has decades of business experience and has managed mergers and acquisitions representing several billion dollars in aggregate value. Mr. Rafih received a B.S. in business administration from the University of Windsor. Mr. Rafih brings over 30 years of executive leadership experience to the Board. Mr. Rafih’s insights are critical to Board discussions.

Dr. Alfie Morgan has been a Director of BGC’s Board since 2020. Dr. Morgan has been an Emeritus Professor of Business Administration at the University of Windsor in Canada since September 2016. From 1969 to 2003, he served as a professor with the University of Windsor, retiring as full-time member of faculty. He is the author/co-author of numerous publications and a book covering topics in the areas of strategic management, strategic planning, entrepreneurship, new venture formation, and corporate strategy and corporate best practices. He has served as a Director of the Windsor Regional Chamber of Commerce since 2003, and served as a Director of the Better Business Bureau of Southwest Ontario from 2018 to 2020. He previously maintained a management consulting practice specializing in strategic planning, and new venture formation. Dr. Morgan holds a B.Com from Cairo University, an M.B.A. from Boston University, and a Ph.D. from American University. Dr. Morgan brings decades of management, research and leadership experience to the Board

Lynn Stockwell is the founder of Bright Green Corporation and has been a Director of BGC’s Board since its inception. From 2015 to 2020, Ms. Stockwell was a Managing Member of Bright Green Innovations, LLC, a concept for a federally legal emerging cannabis company, where Ms. Stockwell was responsible for managing the company’s industry, business and medical research relationships. Ms. Stockwell has served as a director of a hospital and held senior leadership positions in connection with fund raising events to promote the use of natural additives as an alternative to opioids. Ms. Stockwell is a sponsor of biomedical research and clinical trials and a member of AHP, the Association for Healthcare Philanthropy, with an interest in plant-based bio-identical hormone replacement. Ms. Stockwell is intimately familiar with BGC’s business and operations and brings significant knowledge of BGC’s business and the healthcare industry to the Board.

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Dean M. Valore has been a Director of BGC’s Board since 2020 and Lead Independent Director since July 2022. Mr. Valore is managing partner of Valore & Gordillo L.L.P., a law firm based in Cleveland, Ohio, which he co-founded in January 2012. Since January 2021, Mr. Valore has also acted as Magistrate with the South Euclid Municipal Court in Ohio. Mr. Valore has been an adjunct professor of law, focusing on federal procedure, with the Cleveland-Marshall College of Law at Cleveland State University since January 2011. Before entering private practice, Mr. Valore was a United States Attorney. Mr. Valore is an expert in matters related to federal corporate compliance and acts as legal counsel to several medical-grade cannabis and cannabis-related companies. Mr. Valore received his J.D. from Cleveland State University - Cleveland-Marshall College of Law and his B.S. in finance from Miami University. Mr. Valore brings decades of corporate governance and federal regulatory and legal experience to the Board.

Robert Arnone has been a member of BGC’s Board since July 2021. Since 2006, Mr. Arnone has been co-owner and Chief Executive Officer of Levaero Aviation, the exclusive Canadian dealer for Pilatus Aircraft, and a globally recognized leading aircraft brokerage (“Levaero”). Mr. Arnone joined Levaero in 1999 and held various leadership positions before acquiring the company in 2006. Under his leadership, Levaero has expanded significantly and regularly records annual sales in excess of $75 million. Mr. Arnone holds a B.A. from Lakehead University and is a Certified Public Accountant.

Executive Officers

Biographical information for Terry Rafih, our Interim Chief Executive Officer, is set forth above in the section titled “Board of Directors.”

Saleem Elmasri has been Chief Financial Officer since March 2022. Mr. Elmasri has been working at Titan Advisory Services LLC as Principal since September 2020. Titan Advisory Services LLC is a boutique advisory firm focused on providing collaborative and customized financial operations and CFO services to early stage companies. Mr. Elmasri was Managing Director at DLA LLC, a professional services firm providing clients internal audit, accounting advisory, and corporate finance services, from June 2019 to April 2021 (ended full time employment September 2020 and became a consultant to DLA through April 2021). Prior to that, Mr. Elmasri worked as Senior Director for Pine Hill Group LLC, a boutique accounting and transaction advisory firm, from March 2018 to June 2019, and worked as Senior Manager for PricewaterhouseCoopers LLP, a Big-4 Accounting and Global Professional Services firm, from September 2007 to March 2018. Mr. Elmasri is a CPA and seasoned business professional who has a passion for delivering meaningful and measurable value to clients through practical solutions. Mr. Elmasri has over 15 years of experience in financial and management consulting. Mr. Elmasri began his career at PricewaterhouseCoopers and worked on several of the firm’s Fortune 500 clients, primarily focused on the Life Sciences and Pharmaceutical industry. From PwC, Mr. Elmasri transitioned to lead advisory practices at boutique consulting firms, specializing in transaction and complex accounting advisory. Mr. Elmasri has B.S. degrees in Accounting and Finance from Rutgers University.

Corporate Governance

Our business and affairs are managed under the direction of our Board. The number of directors will be fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and bylaws, which include a requirement that the number of directors be fixed exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Our Board currently consists of five (5) directors.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

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Corporate Governance Profile

Our corporate governance is structured in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

●	Our Board is not classified, with each of our directors subject to re-election annually;
●	A majority of our directors satisfy the Nasdaq listing standards for independence;
●	Our Board leadership consists of a Lead Independent Director, a Chairman of the Board, and independent committee chairs.
●	Generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;
●	We comply with the requirements of the Nasdaq marketplace rules, including marketplace rules regarding composition of our Board committees; and
●	By virtue of the position, the Lead Independent Director is a member of the Audit Committee, the Compensation Committee and the Corporate Governance Nominating and Committee.
●	We do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees and the Lead Independent Director assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee assists the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about the risks by committee chairs and the Lead Independent Director.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Prior to the completion of our Direct Listing, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Dr. Alfie Morgan, Dean Valore and Robert Arnone qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three (3) members, one of whom must be independent on the date of listing on Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing the prospectus for our Direct Listing, and all of whom must be independent within one year of the effective date of the registration statement containing the prospectus for our Direct Listing.

Board Leadership

Terry Rafih is Chairman of the Board and Interim Chief Executive Officer. In addition, Mr. Valore, Lead Independent Director, is a member of the Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee.

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Board Committees and Meetings

In April 2022, the Board established three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, to assist the Board with the performance of its responsibilities. The initial composition of these committees was set by the Board at that time, in its discretion. Going forward, the Board will designate the members of these committees and the committee chairs based on the recommendation of the Corporate Governance and Nominating Committee. The Board has adopted written charters for each of these committees, which are available on the investor relations section of our website at https://brightgreen.us/. Copies will also be available in print to any stockholder upon written request. The chair of each committee will develop the agenda for that committee and determines the frequency and length of committee meetings.

The Board holds periodic meetings, and ad hoc meetings if and when necessary. Directors are expected to attend Board meetings, meetings of stockholders and meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting.

Audit Committee

The Board formally established an Audit Committee in April 2022. The Audit Committee is composed of three (3) independent directors, Robert Arnone, Dr. Alfie Morgan, and Dean Valore, Lead Independent Director. Mr. Arnone serves as chair of the Audit Committee. The committee’s primary duties are to:

●	review and discuss with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;
●	review our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;
●	oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee;
●	provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;
●	review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;
●	prepare the Audit Committee report for inclusion in our proxy statement for our annual stockholder meetings;
●	establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters; and
●	approve all audit and permissible non-audit services conducted by our independent registered public accounting firm.

The Board has determined that each member of the Audit Committee is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and the rules promulgated thereunder.

The Board has determined that Robert Arnone is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each member of the Audit Committee is financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

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Compensation Committee

The Board formally established a Compensation Committee in April 2022. The Compensation Committee is composed of three (3) independent directors (as defined under the general independence standards of the Nasdaq listing standards and our Corporate Governance Guidelines): Dean Valore, Dr. Alife Morgan, and Robert Arnone, each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). Mr. Valore serves as chair of the Compensation Committee. The committee’s primary duties are to:

●	approve corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives;
●	determine and approve executive officer compensation, including base salary and incentive awards;
●	make recommendations to the Board regarding compensation plans; and
●	administer any stock plan, equity incentive plan, inducement plan or other compensation plan adopted for the benefit of our employees and/or directors.

The Compensation Committee determines and approve all elements of executive officer compensation. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Corporate Governance and Nominating Committee

Our Board formally established a Corporate Governance and Nominating Committee in April 2022. The Corporate Governance and Nominating Committee is composed of three (3) independent directors (as defined under the general independence standards of the Nasdaq listing standards and our Corporate Governance Guidelines): Dean Valore, Dr. Alfie Morgan and Robert Arnone, each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). Mr. Valore, Lead Independent Director, serves as chair of the committee. The committee’s primary duties are to:

●	recruit new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;
●	review the size and composition of our Board and committees;
●	oversee the evaluation of the Board;
●	recommend actions to increase the Board’s effectiveness; and
●	develop, recommend and oversee our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Code of Business Conduct and Ethics

We adopted a written code of business ethics and conduct (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our Interim Chief Executive Officer and Chief Financial Officer. The objective of the Code of Conduct is to provide guidelines for maintaining our and our subsidiaries integrity, reputation, honesty, objectivity and impartiality. The Code of Conduct addresses conflicts of interest, protection of our assets, confidentiality, fair dealing with stockholders, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behavior. As part of the Code of Conduct, any person subject to the Code of Conduct is required to avoid or fully disclose interests or relationships that are harmful or detrimental to our best interests or that may give rise to real, potential or the appearance of conflicts of interest. Our Board has ultimate responsibility for the stewardship of the Code of Conduct, and it monitors compliance through our Corporate Governance and Nominating Committee. Directors, officers and employees are required to annually certify that they have not violated the Code of Conduct. Our Code of Business Conduct and Ethics reflects the foregoing principles. The full text of our Code of Business Conduct and Ethics is be published on our website.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Conduct applicable to our Interim Chief Executive Officer and Chief Financial Officer by posting such information on our website.

Legal Proceedings

To our knowledge, other than as described in the section titled Business - Legal Proceedings in this prospectus, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

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EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for 2021. None of our executive officers were on payroll for 2020, nor did we have any employees.

Following the adoption of the Compensation Committee charter in April 2022, the Compensation Committee determines and approves all elements of executive officer compensation. The Compensation Committee’s primary objectives in determining executive officer compensation are to (i) develop an overall compensation package that is at market levels and thus fosters executive officer retention and (ii) align the interests of our executive officers with our stockholders by linking a significant portion of the compensation package to performance.

Fiscal Year 2021 and 2020 Summary Compensation Table

No executive officers or directors received compensation during the years ended December 31, 2021 and 2020 other than in the form of equity awards as set forth herein.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Equity Awards ($)	Total ($)
Terry Rafih, Interim Chief Executive Officer, Chairman(1)	2021	-	-	10,000	10,000
	2020	-	-	345,345	345,345
Edward A. Robinson, Former Chief Executive Officer, Director(1)	2021	-	-	-	-
	2020	-	-	207,000	207,000
Saleem Elmasri, Chief Financial Officer(2)	2021	-	-	-	-
	2020	-	-	-	-
Douglas Bates, Former Chief Financial Officer(2)	2021	-	-	-	-
	2020	-	-	6,900	6,900

(1) Mr. Robinson resigned as Chief Executive Officer in June 2022. Terry Rafih was appointed as his replacement in June 2022.

(2) Mr. Bates resigned as Chief Financial Officer in March 2022. Saleem Elmasri was appointed as his replacement in March 2022.

Employment Agreements

Other than as set forth below BGC does not have an employment agreement with any member of BGC’s management team or any members of the Board. BGC plans to enter into executive employment agreements with BGC’s management team.

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Saleem Elmasri

On February 28, 2022, we entered into a Consulting Agreement (the “Elmasri Agreement”) with Saleem Elmasri, our Chief Financial Officer, to provide services to the Company prior to, and following, the registration of the Company’s securities under the Exchange Act. Mr. Elmasri was appointed Chief Financial Officer in March 2022. The Elmasri Agreement provides for the following compensation and benefits to Mr. Elmasri following registration of the Company’s securities pursuant to this registration statement and listing of the Company’s securities with Nasdaq:

●	A monthly cash fee not to exceed $30,720, subject to increase as set forth in the Elmasri Agreement.
●	An initial term of two years.
●	Eligibility to participate in any equity compensation plan adopted by the Company
●	Issuance of 500,000 shares of the Company’s common stock

Equity Incentive Awards

Each non-employee Director was awarded a one-time grant of 5,000 shares upon being appointed to the Board of Directors during the year ended December 31, 2021. One director was granted 30,000 shares during the year.

Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists all of the outstanding equity awards held on December 31, 2021 by each of the Company’s named executive officers.

Option Awards								Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward A. Robinson(1)		-	-	-			-		-	-
Douglas Bates(2)		-	-	-			-		-	-

(1)Mr. Robinson resigned as Chief Executive Officer in June 2022. Terry Rafih was appointed as his replacement in June 2022.

(2)Mr. Bates resigned as Chief Financial Officer in March 2022. Saleem Elmasri was appointed as his replacement in March 2022.

Director Compensation

As described above, each non-employee Director was awarded a one-time grant of 5,000 shares upon being appointed to the Board of Directors during the year ended 2021. One director was granted 30,000 shares during the year.

Fiscal Year 2021 Director Compensation Table

No Directors received cash compensation in 2021.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since 2019, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into the BGGI Agreement. Lynn Stockwell, a director of BGC, was the founder of BGGI. Pursuant to the BGGI Agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of BGC. The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Because the BGGI Merger was deemed a related party transaction by virtue of common ownership and management under ASC 850, the assets transferred to the Company have been accounted for at historical carrying values of BGGI. For more information, see Note 5 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, BGC entered into the GGG Agreement with GGG and the sole shareholder of GGG, James Colasanti, a stockholder of the Company. Pursuant to the GGG Agreement, GGG was merged into BGC in exchange for 1,000,000 shares of common stock. GGG had no assets or liabilities, other than the following options agreements:

●	A Real Estate Option Agreement dated October 5, 2020 granting GGG the option to purchase 330 acres for $5,000 per acre until December 31, 2021(subject to a one-year extension term at GGG’s election), with monthly payments of $1,500 due through June 30, 2021 and monthly payments of $1,750 from July 1, 2021 through December 31, 2021. The one-year extension began on January 1, 2022 and expires December 31, 2022, with monthly payments of $2,000 due through the expiration date.
●	A Real Estate Option Agreement dated October 21, 2020 granting GGG the option to purchase 175 acres for $5,000 per acre until December 31, 2021 (subject to a one-year extension term at GGG’s election), with monthly payments of $1,5000 due through December 31, 2021. The one-year extension began on January 1, 2022 and expires December 31, 2022, with monthly payments of $1,500 due through the expiration date.

BGC determined the GGG Merger did not qualify as a business combination in accordance with the provisions of ASC 805. BGC accounted for the merger as an acquisition of assets. This asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including current market price of land of $4,000 per acre, exercise price of option of $5,000 per acre, dividend yield of 0.00%, risk free rate for term of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years. As at December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability. For more information, see Note 5 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

Naseeb, Inc. Merger

On November 10, 2020, BGC entered into the Naseeb Agreement with Naseeb and the sole shareholder of Naseeb, Terry Rafih, the Chairman and Interim CEO of BGC. Pursuant to the Naseeb Agreement, Naseeb was merged into BGC in exchange for 10,000,000 shares of common stock. Naseeb then assisted BGC in obtaining the following licenses and patents:

●	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.
●	New Mexico Board of Pharmacy Schedule 1 Bulk Manufacturers License: Securing the license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.
●	Federal MOA for a Schedule I Controlled Substance Bulk Manufacturing registration: The Company has a formal agreement with the DEA for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.
●	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

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BGC assessed that the Naseeb Merger did not qualify as a business combination in accordance with the provisions of ASC 805. BGC accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to BGC have been accounted for at historical cost of Naseeb of $1,000. For more information, see Note 5 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

June 2022 Shareholder Loan

On June 5, 2022, the Company and Lynn Stockwell (“Lender”), a member of the Board, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

Other Related Party Transactions

During the year ended December 31, 2020, Lynn Stockwell, a Director of the Company, provided cash advances in connection with the payment of certain Company expenses in the form of an unsecured, non-interest bearing note with no fixed repayment terms. As of December 31, 2021, the Company owed $392,194 in connection with this note. Ms. Stockwell and the Company entered into a written agreement whereby no payment will be required prior to January 1, 2023. For more information, see Note 10 to BGC’s audited financial statements for the years ended December 31, 2021 and 2020 filed as a part of this registration statement.

During the year ended December 31, 2020, the Company issued 3,000,000 shares of common stock valued at $207,000 to Mr. Robinson, former Chief Executive Officer of the Company, in consideration for services rendered, in lieu of cash compensation.

During the year ended December 31, 2020, the Company issued 5,000,000 shares of common stock valued at $345,000 to Mr. Rafih, Chairman and Interim CEO of the Company, in consideration for services rendered, in lieu of cash compensation.

No finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation was paid by the company to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors during the year.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of August 1, 2022 by:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The column entitled “Percentage of Shares Beneficially Owned—Before Offering” is calculated based on shares of common stock outstanding as of August 1, 2022. The column entitled “Percentage of Shares Beneficially Owned—After Offering” is based on shares of our common stock to be outstanding after this offering, including the shares of our common stock that we are selling in this offering, based on the assumed public offering price per share.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of common stock that the person has the right to acquire within 60 days of August 1, 2022 through the exercise of stock options or other rights. As of the date hereof, no options to purchase shares of our common stock were outstanding. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for persons listed in the table is c/o Bright Green Corporation., 1033 George Hanosh Boulevard Grants, NM 87020.

Name and address of Beneficial Owner	Shares Beneficially Owned Before Offering		Percentage of Shares Beneficially Owned Before Offering(1)(2)		Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering
5% Stockholders:
E. Mailloux Enterprises, Inc. and related parties(3)	20,200,000		12.64%		20,200,000		11.70%

Named Executive Officers and Directors
Terry Rafih, Interim CEO and Chairman	20,005,000		12.52%		20,005,000		11.59%
Saleem Elmasri, CFO	500,000		*		500,000		*	%
Lynn Stockwell, Director	69,611,470		43.56%		69,611,470		40.34%
Dr. Alfie Morgan, Director	5,000		*	%	5,000		*	%
Dean Valore, Director	5,000		*	%	5,000		*	%
Robert Arnone, Director	105,000	(4)	*	%	105,000	(4)	*	%
Directors and Executive Officers as a Group (7 persons)(5)	95,936,470	(5)	60.03	%(5)	95,936,470	(5)	55.59.	%

* Less than 1%.

(1) Based on 159,818,490 shares of common stock outstanding as of August 1, 2022. Any shares of common stock not outstanding which are issuable upon the exercise or conversion of other securities held by a person within the next 60 days are considered to be outstanding when computing such person’s ownership percentage of common stock but are not when computing anyone else’s ownership percentage.

(2) Based on 172,705,087 shares of common stock outstanding upon the consummation of the offering, assuming the Warrants underlying the Units and the Underwriters’ Over-Allotment Option are not exercised.

(3) This information is solely based on the Company’s review of filings made on Schedule 13G with the SEC, relating to beneficial ownership of 20,200,000 shares of common stock as of June 3, 2022. The address of E. Mailloux Enterprises, Inc. (“MEI”) is 3129 Marentette Ave., Unit 2 Windsor ON N8X 4G1, Canada. Ernie Mailloux has voting and dispositive power with respect to the shares of common stock held by MEI. Consists of 12,700,000 shares of common stock held by MEI, 7,500,000 shares of common stock held by Cheryl Mailloux, wife of Mr. Mailloux. Mr. Mailloux may be deemed to have voting and dispositive power over shares of common stock held by Mrs. Mailloux.

(4) Includes 100,000 shares held by Aerigo Solutions Inc. Mr. Arnone has sole voting and dispositive power over the shares of common stock held by Aerigo Solutions Inc.

(5) Includes 100,000 shares beneficially owned by Douglas Bates, who resigned as Chief Financial Officer in March 2022 and 5,605,000 shares beneficially owned by Edward Robinson, who resigned as Chief Executive Officer in June 2022 and as a director on July 1, 2022.

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DESCRIPTION OF SHARE CAPITAL AND SECURITIES WE ARE OFFERING

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws, each as amended and restated. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, of which 159,818,490 are issued and outstanding as of August 1, 2022, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued or outstanding, as of the date hereof.

Common Stock

As of August 1, 2022, there were 159,818,490 shares of our common stock outstanding held by approximately 119 stockholders of record. Our amended and restated certificate of incorporation provides that:

●	holders of common stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;
●	holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor;
●	the payment of dividends, if any, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock;
●	upon our liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and
●	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Warrants included in the units offered hereby is not complete and is subject to and qualified in its entirety by the provisions of the form of the warrant agent agreement (the “Warrant Agent Agreement”), which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant Agent Agreement, including the annexes thereto, and the form of warrant.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise).

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

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Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $2.23 per share, or 115% of public offering price of a unit in this offering, assuming a public offering price of $1.94 per unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. The exercise price will also be downward adjusted if we, or through a subsidiary, sell or enter into an agreement to sell or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents at a price less than the exercise price. The exercise price will adjust downward to the price of the newly issued security or adjusted price of the outstanding security, but will not adjust to less than a floor price of $[ ], which is subject to adjustment for stock splits, combinations and recapitalizations, as above. The downward adjustment will not be made if the Company enters into certain delineated types of transactions, including employment related option and similar security grants, exercise of such options and security grants, exercises of currently outstanding securities so long as not repriced, and issuances for acquisitions and strategic transactions.

Exchange Listing. We have applied to list the warrants offered in this offering on Nasdaq under the symbol “BGXXW.”

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Our current certificate of incorporation does not permit the issuance of preferred stock and so we have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Certain Anti-takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our Board. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of BGC’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

●	upon consummation of the transaction which resulted in the stockholder becoming an interested outstanding, shares owned by:

●	persons who are directors and also officers, and

●	employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors are authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Exclusive Forum

Our amended and restated bylaws provides, and current amended and restated certificate of incorporation currently provides, that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the above forum exclusivity provisions. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

The forum selection provision is intended to apply “to the fullest extent permitted by applicable law,” subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws further provide that special meetings of our stockholders may be called by the Chairman of the Board, the Board, President of BGC, or by the Board upon written request by the holders of a majority of the voting authority of BGC.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to the secretary at our principal executive offices not later than the close of business on the day nor earlier than the close of business on the day prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, if no proxy materials were mailed by us in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than days prior to or delayed by more than days after the anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our amended and restated bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our amended and restated certificate of incorporation provides that authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our bylaws provide that a member of our Board may be removed from service as a director, with or without cause, only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding and entitled to vote in an election of directors.

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Limitation of Liability and Indemnification of Directors and Officers

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification, except as disclosed below. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We are currently engaged in two legal proceedings which may require us to indemnify certain officers and directors if the outcome of either proceeding is adverse to our interests. Please see the section of this prospectus titled “Legal Proceedings.”

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “BGXX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598. The transfer agent and registrar can be contacted by phone at: (212) 828-8436.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of August 1, 2022, upon the completion of this offering, 172,705,087 shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional Units and no exercise of the warrants. Shares of common stock held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below, and shares of our common stock are restricted shares of common stock subject to time-based vesting terms; substantially all other shares of common stock are freely-tradable. All remaining shares of common stock held by existing stockholders immediately prior to the completion of this offering, representing an aggregate of 1,574,490 shares of common stock, are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling common stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares then outstanding; or

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our Company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. AND NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all in effect as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction or other similar transaction.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

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You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

CONSEQUENCES TO U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate or trust whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions in cash or other property on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exceptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

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Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax.

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation;

●	an estate or trust that is not a U.S. holder; or

●	any other Person that is not a U.S. holder

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

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Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our common stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our common stock (provided that an exception does not apply), and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

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Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

We have entered into an underwriting agreement, dated     , 2022, with EF Hutton, division of Benchmark Investments, LLC, as the representative of the underwriters (the “Representative”), with respect to the Units sold in this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase the Units listed next to its name in the table at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

Underwriter	Number of Shares of Common Stock
EF Hutton, division of Benchmark Investments, LLC

Total

The underwriters are offering the Units subject to its acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the Units offered pursuant to this prospectus is subject to the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the units if any such shares are taken.

Over-Allotment Option

We have granted the underwriters an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an additional 15% of Units at the public offering price per Unit set forth on the cover page of this prospectus, less the underwriting discount, to cover over-allotments if any (the “Over-Allotment Option”). To the extent that the Over-Allotment Option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these Units.

Discount, Commissions, and Expenses

The Representative has advised us that they propose to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per unit. The Representative may allow, and certain dealers may reallow, a discount from the concession not in excess of $           per unit to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change will change the amount of proceeds we receive as set forth on the cover page of this prospectus. The units are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares of common stock.

	Per Unit	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option

Public offering price	$	$	$
Underwriting discounts and commissions (7.25%)
Proceeds to us, before fees and expenses, to us
Net Total Proceeds	$	$	$

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We estimate the total expenses payable by us for this offering to be approximately $2.1 million, which amount includes the underwriting discount of $1.8 million (7.25%), reimbursement of the actual accountable expenses of the representative equal to $100,000, and other estimated Company expenses of approximately $200,000, which includes legal, accounting, printing costs, and various fees associated with the registration of our securities.

Certain Post Offering Investments

The Company has agreed to pay EF Hutton an aggregate cash fee of 7.25% in the event investors previously actually introduced to the Company by EF Hutton provide capital to the Company during the period commencing following the closing of the offering and continuing for a period of 12 months thereafter.

Right of First Refusal

Following the closing of this offering, provided that the Units are sold in accordance with the terms of the underwriting agreement, EF Hutton will have an irrevocable right of first refusal, for a period of 12 months after the date this offering is completed, to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for certain public and private equity and debt offering, subject to certain exceptions including but not limited to, equity issued for the purpose of acquisitions or strategic transactions and transactions with certain specified parties.

Price Stabilization, Short Positions and Penalty Bids

In connection with this Offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriter of units in excess of the number of units the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares of common stock that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing additional securities in the open market.

●	Syndicate covering transactions involve purchases of units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit a syndicate representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids, to the extent applicable, may have the effect of raising or maintaining the market price of our units or preventing or retarding a decline in the market price of the units. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither the Representative nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our units. In addition, neither we nor the underwriter make any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

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Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree to allocate a number of Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representatives to underwriters that may make internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Affiliations

Certain of the underwriters and their affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

In connection with the Direct Listing, and pursuant to a financial advisory agreement by and between us and EF Hutton dated April 8, 2022 (the “EF Hutton Agreement”), we issued EF Hutton and certain of its permitted designees, an aggregate of 1,574,490 shares of common stock, on June 3, 2022.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each member state of the European Economic Area and the United Kingdom (each, a “relevant state”), no units have been offered or will be offered pursuant to the offering to the public in that relevant state prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that relevant state or, where appropriate, approved in another relevant state and notified to the competent authority in that relevant state, all in accordance with the Prospectus Regulation, except that offers of our units may be made to the public in that relevant state at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of units shall require the issuer or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

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Each person in a relevant state who initially acquires any units or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any units being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a relevant state to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representative and each of our and the representative’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any units in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any units to be offered so as to enable an investor to decide to purchase or subscribe for any units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to its clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the units has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

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●	used in connection with any offer for subscription or sale of the units to the public in France. Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the units were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the units, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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Where the units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the units pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The units may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

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Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 18 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Notice to Prospective Investors in Israel

In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 -1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

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Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Dentons US LLP, Chicago, Illinois. Certain legal matters relating to this offering will be passed upon for the underwriters by Carmel, Milazzo & Feil LLP, New York, New York.

EXPERTS

The audited financial statements of BGC for the years ended December 31, 2021 and 2020 and the notes thereto included in this prospectus and elsewhere in this registration statement, have been audited by SRCO, C.P.A., Professional Corporation, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

We are subject to the periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at https://brightgreen.us. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

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F-1

Financial Statements

BRIGHT GREEN CORPORATION

December 31, 2021 and 2020

(Expressed in United States Dollars)

F-2

BRIGHT GREEN CORPORATION

Financial Statements

Years Ended December 31, 2021 and 2020

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bright Green Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bright Green Corporation (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2021 and 2020 and the results of its operations and its cash flows for the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the United States Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

(Continues)

F-4

Report of independent registered public accounting firm to the Board of Directors and Stockholders of Bright Green Corporation (continued)

Asset Acquisitions from Related Parties

Critical Audit Matter Description

As described further in Note 5, the merger between Bright Green Grow Innovation, LLC and the Company and the subsequent merger between Naseeb Inc. and the Company were considered and accounted for as asset acquisitions from related parties. These entities were respectively considered related parties at the respective acquisition dates. Assets acquired were reported at their historical carrying amounts.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures relating to these mergers included, among others:

►	Obtained and reviewed the Agreement and Plan of Merger documents to gain an understanding of the underlying terms of the transactions.

►	Evaluated the Company’s analysis of the mergers and the accuracy of the information used in the analysis and the judgements made by management in assessing them as asset acquisitions.

►	Tested management’s assessment of related parties, including calculating the share of ownership in each entity by the related shareholders, as well as entities the shareholders commonly owned and managed.

►	Evaluated the appropriateness of accounting treatment for the merger transactions.

►	Reviewed and evaluated the financial statement presentation and disclosure regarding the mergers.

We have served as the Company’s auditor since 2021. Amherst, NY March 28, 2022	/s/ SRCO, C.P.A., Professional Corporation SRCO, C.P.A., Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS

F-5

BRIGHT GREEN CORPORATION

Balance Sheets

December 31, 2021 and 2020

(Expressed in United States Dollars)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$1,282,565	$102,263
Prepaid expense and other assets	168,226	19,073
Total current assets	1,450,791	121,336

Property (Note 6)	7,328,764	7,777,830
Intangible asset (Note 7)	1,000	1,000
Total assets	$8,780,555	$7,900,166

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$149,935	$180,338
Accrued liabilities	18,027	116,330
Total current liabilities	167,962	296,668

Due to related party (Note 10)	392,194	382,600
Total liabilities	560,156	679,268

STOCKHOLDERS’ EQUITY
Common stock; $0.0001 par value; 200,000,000 stock authorized; 157,544,500 and 156,046,000 stock issued and outstanding at December 31, 2021 and 2020, respectively (Note 8)	15,754	15,605
Common stock to be issued (Note 8)	-	138,000
Additional paid-in capital	14,618,389	10,990,538
Accumulated deficit	(6,413,744)	(3,923,245)
Total stockholders’ equity	8,220,399	7,220,898
Total liabilities and stockholders’ equity	$8,780,555	$7,900,166

Contingencies (Note 11)

Subsequent events (Note 12)

The accompanying notes are an integral part of financial statements.

F-6

BRIGHT GREEN CORPORATION

Statements of Operations and Comprehensive Loss

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

	Years Ended
	2021	2020

Revenue	$-	$-

Expenses
General and administrative expenses	1,738,716	2,111,084
Depreciation	751,783	837,858
Write down of assets	-	103,837
Total operating expenses	2,490,499	3,052,779

Loss before income taxes	(2,490,499)	(3,052,779)

Income tax expense (Note 9)	-	-

Net loss and comprehensive loss	$(2,490,499)	$(3,052,779)

Weighted average common shares outstanding
- basic and diluted	156,800,164	135,156,900

Net loss per common share - basic and diluted	$(0.02)	$(0.02)

The accompanying notes are an integral part of financial statements.

F-7

BRIGHT GREEN CORPORATION

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

			Common	Additional
	Common stock		stock	paid-in	Accumulated	Total
	Shares	Amount	to be issued	capital	deficit	equity
Balance, December 31, 2019	124,199,000	$12,420	$-	$9,344,721	$(870,466)	$8,486,675

Common stock issued upon merger (Note 5 and 8)	1,000,000	100	-	103,737	-	103,837
Common stock issued for services (Note 8)	20,785,000	2,079	-	1,432,086	-	1,434,165
Common stock issued for licenses acquisition (Note 5 and 8)	10,000,000	1,000	-	-	-	1,000
Common stock issued for property acquisition (Note 6 and 8)	9,500	1	-	14,999	-	15,000
Common stock issued for cash (Note 8)	52,500	5	-	94,995	-	95,000
Common stock to be issued (Note 8)	-	-	138,000	-	-	138,000
Net loss	-	-	-	-	(3,052,779)	(3,052,779)
Balance, December 31, 2020	156,046,000	$15,605	$138,000	$10,990,538	$(3,923,245)	$7,220,898

Common stock issued for services (Note 8)	125,000	12	-	359,988	-	360,000
Common stock issued for cash (Note 8)	1,373,500	137	(138,000)	3,267,863	-	3,130,000
Net loss	-	-	-	-	(2,490,499)	(2,490,499)
Balance, December 31, 2021	157,544,500	$15,754	$-	$14,618,389	$(6,413,744)	$8,220,399

The accompanying notes are an integral part of financial statements.

F-8

BRIGHT GREEN CORPORATION

Statements of Cash Flows

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

	Years Ended
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,490,499)	$(3,052,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	751,783	837,858
Stock-based compensation	360,000	1,434,165
Write down of assets	-	103,837
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(149,153)	39,276
Accounts payable	(30,403)	97,592
Accrued liabilities	(98,303)	26,714
Net cash used in operating activities	(1,656,575)	(513,337)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property	(302,717)	-
Net cash used in investing activities	(302,717)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party	122,514	382,600
Payments to related party	(112,920)	-
Proceeds from the sale of common stock	3,130,000	233,000
Net cash provided by financing activities	3,139,594	615,600

NET INCREASE IN CASH	1,180,302	102,263
CASH, BEGINNING OF YEAR	102,263	-
CASH, END OF YEAR	$1,282,565	$102,263

CASH PAID FOR
Interest	$1,568	$-
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued for intangible assets	$-	$1,000
Common stock issued for merger agreements	$-	$103,837
Common stock issued for acquisition of assets	$-	$15,000

The accompanying notes are an integral part of financial statements.

F-9

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

1.	Description of Business and Organization

Bright Green Corporation (Company) was incorporated on April 16, 2019, under the Delaware General Corporation Law. The Company is located in Grants, New Mexico. The Company holds the land, greenhouse and patents required in the growth, production, and research of medicinal plants.

On May 28, 2019, the Company entered into a merger agreement with Bright Green Grow Innovations, LLC (“BGG”) (Note 5).

On October 30, 2020, Grants Greenhouse Growers, Inc. (GGGI), a New Mexico corporation, merged with the Company (Note 5).

On November 10, 2020, Naseeb, Inc. (Naseeb), a New Mexico corporation, merged with the Company (Note 5).

The Company is a start-up company at December 31, 2021 and 2020 and has no revenue.

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

2.	Liquidity and Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). These financial statements are expressed in United States dollars which is the functional currency of the Company.

As of December 31, 2021, the Company had cash of $1,282,565 compared to $102,263 as of December 31, 2020. The increase of $1,180,302 in cash was mainly from the sales of common stock of $3,130,000. This increase was partly offset by net cash used for operating expenses. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at December 31, 2021, the Company had a total stockholders’ equity of $8,220,399 (2020 - $7,220,898).

F-10

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

2.	Liquidity and Basis of Presentation (continued)

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at December 31, 2021, had an accumulated deficit of $6,413,744 (2020 -$3,923,245) and a working capital of $1,282,829 (2020 – negative working capital of $175,332). The working capital as at December 31, 2021 is sufficient to pay its operating expenses for a period of at least 12 months from the date of the financial statement was authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the year ended December 31, 2021, the Company raised $3,130,000 through common stock issuances. The Company has also raised $50,000 subsequent to year end (Note 12). The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

3.	Summary of Significant Accounting Policies

A.	Basis of Measurement

The financial statements of the Company have been prepared on an historical cost basis except as indicated otherwise.

B.	Property

Property is stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, except land, which is not depreciated, is provided using the declining balance method, once placed in service, with an estimated life of 10% for the building.

F-11

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

C.	Long-lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC Topic 360 requires that long-lived assets be reviewed annually for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable; it further requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

D.	Intangible Assets

The Company’s intangible assets consist of certain licenses (Note 7) which will be amortized over the term of each license. The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.

E.	Fair Value of Financial Instruments

For certain carrying amounts of the Company’s financial instruments, including cash, other asset, accounts payable, accrued expenses, and due to related party, the carrying amounts approximate their fair values due to their short-term maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

F-12

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

E.	Fair Value of Financial Instruments (continued)

The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets. As of December 31, 2021 and 2020, there were no Level 1 assets or liabilities.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. As of December 31, 2021 and 2020, there were no Level 2 assets or liabilities.

Level 3 inputs to the valuation methodology use one or more unobservable inputs significant to the fair value measurement. As of December 31, 2021 and 2020, there were no Level 3 assets or liabilities.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

F.	Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized.

F-13

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

F.	Income Taxes (continued)

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

G.	Basic and Diluted Earnings (Loss) per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. The dilutive effect on earnings per share is calculated, presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

H.	Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for how public business enterprises report information about operating segments in the Company’s financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Significantly all of the assets of the Company are located in the United States of America and the Company is a start-up company as at December 31, 2021 and 2020 and has no revenue. The Company’s reportable segments and operating segments will include its growth, production and research of medicinal plants operations.

F-14

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

I.	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to the useful life of property and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

J.	Stock-based Compensation

The Company accounts for stock-based payments in accordance with the provision of ASC 718, which requires that all stock-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations and comprehensive loss based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to stock-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

F-15

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

K.	Standards, Amendments, and Interpretations Adopted

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies Accounting Standard Codification 740 – Income Taxes, to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions for intra-period tax allocation, recognizing deferred taxes for investments and simplifies guidance to reduce complexity in certain areas. This update is effective for annual periods beginning after December 15, 2020, and interim periods within those periods, and early adoption is permitted. The Company adopted this accounting policy as of January 1, 2021, which did not significantly impact its financial statements.

In March 2020, the FASB issued ASU No. 2020-10 Codification Improvements to Financial Instruments, An Amendment of the FASB Accounting Standards Codification: a) in ASU No. 2016-01, b) in Subtopic 820-10, c) for depository and lending institutions clarification in disclosure requirements, d) in Subtopic 470-50, e) in Subtopic 820-10, f) Interaction of Topic 842 and Topic 326, g) Interaction of the guidance in Topic 326 and Subtopic 860-20. The amendments in this update represent changes to clarify or improve the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. For public business entities updates under the following paragraphs: a), b), d) and e) are effective upon issuance of this final update. The effective date for c) is for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this accounting policy as of January 1, 2021, which did not significantly impact its financial statements.

L.	Standards, Amendments, and Interpretations Issued but Not Yet Adopted

In April 2021, The FASB issued ASU 2021-04 to codify the final consensus reached by the Emerging Issues Task Force (EITF) on how an issuer should account for modifications made to equity-classified written call options (hereafter referred to as a warrant to purchase the issuer’s common stock). The guidance in the ASU requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. The Company does not expect that the new guidance will significantly impact its financial statements.

F-16

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

M.	Standards, Amendments, and Interpretations Issued but Not Yet Adopted (continued)

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

The Company continues to evaluate the impact of the new accounting pronouncement, including enhanced disclosure requirements, on our business processes, controls and systems.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. On December 31, 2021, the Company had $1,032,565 in excess of the FDIC insured limit.

5.	Merger Transactions

A.	Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, the Company entered into a merger agreement with Grants Greenhouse Growers, Inc. (“GGG”) (the “GGG Merger Agreement”). Pursuant to the GGG Merger Agreement, GGG was merged into the Company in exchange for 1,000,000 shares of the Company. GGG had no assets or liabilities, other than the following options agreements:

-	A Real Estate Option Agreement dated October 5, 2020, and expiring on December 31, 2022, for $1,500 monthly payments up until June 30, 2021, and $1,750 monthly payments from July 1, 2021 to December 31, 2021, with a one-year extension starting on January 1, 2022 for $2,000 monthly payments, with the option to purchase 330 acres for $5,000 per acre.

-	A Real Estate Option Agreement dated October 21, 2020, and expiring on December 31, 2022, for $1,000 monthly payments, with a one-year extension starting on January 1, 2022 for $1,500 monthly payments, with the option to purchase 175 acres for $5,000 per acre.

F-17

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

5.	Merger Transactions (continued)

A.	Grants Greenhouse Growers, Inc. Merger (continued)

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. The asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including the current market price of land of $4,000 per acre, exercise price of the option of $5,000 per acre, dividend yield of 0.00%, risk-free rate of return of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years. As of December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability.

B.	Naseeb, Inc. Merger

On November 10, 2020, the Company entered into a merger agreement with Naseeb, Inc. (“Naseeb”) and the sole shareholder of Naseeb, who is also a stockholder and Chairman of the Company. Pursuant to the Naseeb merger agreement, Naseeb was merged into the Company in exchange for 10,000,000 shares of the Company. Naseeb transferred to the Company their assistance that was used by the Company towards obtaining the following licenses and patents to the Company:

-	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant, such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.

New Mexico Board of Pharmacy Controlled Substance Facility and Wholesaler Licenses: Securing these license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.

-	Federal MOA for a Schedule I Controlled Substance Bulk Manufacturing registration: The Company has a formal agreement with the Drug Enforcement Administration for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.

-	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

F-18

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

5.	Merger Transactions (continued)

B.	Naseeb, Inc. Merger (continued)

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at a historical cost of Naseeb of $1,000 (Note 7).

C.	Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into a merger agreement with BGGI. Pursuant to the merger agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of the Company. The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in the City of Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical carrying values of BGGI.

6.	Property

The Company owns an expansive 22-acre modern Dutch “Venlo style” glass greenhouse situated on 70 acres in Grants, New Mexico. It is being retrofitted for growing, processing and distribution of medicinal plants, including Marijuana, for medical researchers licensed by the Drug Enforcement Administration.

Property at December 31, 2021 and 2020, consisted of the following:

	2021	2020
Land	$260,000	$260,000
Construction in progress	302,717	-
Building and improvement	8,883,851	8,883,851
	9,446,568	9,143,851
Accumulated depreciation	(2,117,804)	(1,366,021)
Net property	$7,328,764	$7,777,830

F-19

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

6.	Property (continued)

On December 4, 2020, the Company entered into a real estate purchase agreement to purchase 40 acres of land located in Grants, New Mexico, from a majority stockholder of the Company.

As consideration, the Company issued 9,500 shares of capital stock at a value of $15,000 determined based on the historical cost of such land. Under ASC 850, the transfer was considered a related party transaction by virtue of common ownership and management.

7.	Intangible Assets

Intangible assets at December 31, 2021 and 2020, consisted of the following:

	2021	2020
Licenses (Note 5)	$1,000	$1,000
Accumulated amortization	-	-
Net intangible assets	$1,000	$1,000

8.	Stockholders’ Equity

Common stock

The Company has authorized 200,000,000 shares of $0.0001 par value common stock. As of December 31, 2021 and 2020, there were 157,544,500 and 156,046,000 common shares, respectively, issued and outstanding.

During the year ended December 31, 2021, the Company issued the following:

-	1,019,000 shares of common stock at a purchase price of $2.00 per share, for gross cash proceed of $2,038,000 to 30 accredited investors between January 2021 and October 2021, with (i) 184,000 shares issued in January 2021, which includes the 69,000 shares issued for cash proceeds of $138,000 received as of December 31, 2020, (ii) 100,000 shares issued in March 2021, (iii) 335,000 shares issued in May 2021, (iv) 250,000 shares issued in June 2021, (v) 100,000 shares issued in September 2021 and 50,000 shares issued in October 2021 (the “$2.00 Round”);

-	188,000 shares of common stock at a purchase price of $3.00 per share, for gross cash proceeds of $564,000, to 188 accredited investors in September and October 2021 with (i) 154,000 shares in September 2021, and (ii) 34,000 shares issued in October 2021 (the “$3.00 Round”);

F-20

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

8.	Stockholders’ Equity (continued)

-	166,500 shares of common stock at a purchase price of $4.00 per share, for gross cash proceeds of $666,000, to 12 accredited investors in October and December 2021, with (i) 29,000 shares in October 2021, and (ii) 137,500 shares issued in December 2021 (the “$4.00 Round”);

-	25,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to five consultants, with (i) 10,000 shares issued in January 2021 and (ii) 15,000 shares issued in May 2021;

-	40,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to three directors of the Company, with (i) 10,000 shares issued in January 2021 and (ii) 30,000 shares issued in February 2021; and

-	10,000 shares of common stock for services rendered, at fair value at $3.00 per share determined using the per share purchase price of the $3.00 Round, to two directors of the Company, in September 2021.

-	50,000 shares of common stock for services rendered, at fair value at $4.00 per share determined using the per share purchase price of the $4.00 Round, to three consultants in November 2021.

During the year ended December 31, 2020, the Company issued the following:

-	52,500 shares of common stock for cash proceeds of $95,000;

-	9,500 shares of common stock for 40 acres of land (Note 6) at a value of $15,000;

-	10,000,000 shares of common stock in relation to the Naseeb, Inc. merger agreement, valued using the historical cost of $1,000 (Note 5);

-	20,785,000 shares of common stock for services valued at $0.069 per share determined using an asset approach, including 8,100,000 shares to certain directors and officers of the Company; and

-	1,000,000 shares of common stock in relation to the Grants Greenhouse Growers, Inc. merger agreement at a value of $103,837 determined using the Black Scholes Model (Note 5).

F-21

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

9.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2021 and 2020, based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.

The current and deferred income tax expenses for the periods ended December 31, 2021 and 2020, were $ nil. The provision for income taxes differs from that computed at a combined corporate tax rate of approximately 25.8% as follows:

Income tax recovery

	2021	2020
Net loss	$(2,490,499)	(3,052,779)

Expected income tax recovery	(642,549)	(763,195)
Non-deductible expenses	448,589	1,434,165
Change in valuation allowance	193,960	(670,970)
	$-	-

As of December 31, 2021 and 2020, the Company decided that a valuation allowance relating to the above deferred tax assets of the Company was necessary, largely based on the negative evidence represented by losses incurred and a determination that it is not more likely than not to realize these assets, such that, a corresponding valuation allowance, for each respective period, was recorded to offset deferred tax assets. Management has based its assessment on the Company’s lack of profitable operating history. As of December 31, 2021 and 2020, the Company has approximately $2,117,802 and $1,366,019, respectively, of net of operating losses available to offset future taxable income. The federal loss carryforward expires in 2040 and the state loss carryforward expires in 2039.

The Company is subject to U.S. federal jurisdiction and the state of New Mexico income taxes. Management has not filed federal or state income tax returns due to incurring cumulative losses. Therefore, the Company’s actual tax position may differ from their book position.

F-22

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

10.	Related Party Transactions

Other than the transactions disclosed elsewhere in the financial statements, the following are the other significant related party transactions and balances:

At December 31, 2021, the due to stockholder balance totaled $392,194 (2020 - $382,600). The due to stockholder balance represents advances from the majority stockholder for payment of Company expenses, net of repayments when cash is collected on the issuance of shares of common stock or payments of stockholder liabilities by the Company. The amount is unsecured, non-interest bearing with no terms of repayment. The stockholder has agreed in writing that no payment will be required by the Company to the lender prior to January 31, 2023.

Included in common stock issued for services during December 31, 2021, were 50,000 shares of common stock issued to Directors of the Company (Note 8).

11.	Contingencies

In the ordinary course of business, the Company is routinely defendants in, or parties to a number of pending and threatened legal actions including actions brought on behalf of various classes of claimants. In view of the inherent difficulty of predicting the outcome of such matters, the Company cannot state what the eventual outcome of such matters will be. Legal provisions are established when it becomes probable that the Company will incur an expense related to a legal action and the amount can be reliably estimated. Such provisions are recorded at the best estimate of the amount required to settle any obligation related to these legal actions as at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Management and internal and external experts are involved in estimating any amounts that may be required. The actual costs of resolving these claims may vary significantly from the amount of the legal provisions. The Company’s estimate involves significant judgement, given the varying stages of the proceedings, the fact that the Company’s liability, if any, has yet to be determined and the fact that the underlying matters will change from time to time. Other than as set forth below, the Company is not presently a party to any litigation. The Company is not able to make a reliable assessment of the potential losses as these matters are at an early stage, accordingly, no amounts have been accrued in the financial statements.

Bright Green Corporation v. John Fikany, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfill agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against a director of the Company, and her spouse, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The Company is exploring potential dispositive motions against the counter and third-party claims.

F-23

BRIGHT GREEN CORPORATION

Notes to Financial Statements

For the years ended December 31, 2021 and 2020

(Expressed in United States Dollars)

11.	Contingencies (continued)

Bright Green Corporation v. Jerry Capussi, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, have each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and we are preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

12.	Subsequent Events

The Company’s management has evaluated the subsequent events up to March 28, 2022, the dated the financial statements were issued, pursuant to the requirements of ASC 855.

A total of 12,500 shares of common stock were issued at $4 in a private placement in January 2022 to one accredited investor.

13.	Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

The Company’s management has evaluated the subsequent events up to May 11, 2022, the date this S-1/A has been filed.

A total of 300,000 shares of common stock were issued at $10 each for gross proceeds of $3,000,000 in a private placement on May 2, 2022, to two accredited investors.

F-24

BRIGHT GREEN CORPORATION

Condensed Balance Sheets

As at March 31, 2022 and December 31, 2021

(Expressed in United States Dollars)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$648,176	1,282,565
Prepaid expense and other assets	120,560	168,226
Total current assets	768,736	1,450,791

Property, plant, and equipment (Note 6)	7,959,223	7,328,764
Intangible assets (Note 7)	1,000	1,000

Total assets	$8,728,959	8,780,555

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$739,907	149,935
Accrued liabilities	52,805	18,027
Due to related party (Note 9)	392,194	-
Total current liabilities	1,184,906	167,962

Due to related party (Note 9)	-	392,194
Total liabilities	1,184,906	560,156

STOCKHOLDERS’ EQUITY
Common stock; $.0001 par value; 200,000,000 stock authorized; 157,557,000 and 157,544,500 stock issued and outstanding at March 31, 2022 and December 31, 2021, respectively (Note 8)	15,755	15,754
Additional paid-in capital (Note 8)	14,668,388	14,618,389
Accumulated deficit	(7,140,090)	(6,413,744)
Total stockholders’ equity	7,544,053	8,220,399

Total liabilities and stockholders’ equity	$8,728,959	8,780,555

Contingencies (Note 10)
Subsequent events (Note 11)

The accompanying notes are an integral part of the condensed financial statements

F-25

BRIGHT GREEN CORPORATION

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

	Three Months Ended
	March 31, 2022	March 31, 2021

Revenue	$-	-

Expenses

General and administrative expenses:	534,540	324,170
Depreciation	191,806	185,371
Total operating expenses	726,346	509,541

Loss before income taxes	(726,346)	(509,541)

Income tax expense	-	-

Net loss and comprehensive loss	$(726,346)	(509,541)

Weighted Average common shares outstanding - basic and diluted	157,555,074	156,153,732

Net loss per common share - basic and diluted	$-	-

The accompanying notes are an integral part of the condensed financial statements

F-26

BRIGHT GREEN CORPORATION

Condensed Statements of Changes in Stockholders’ Equity (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

	Three Months Ended March 31, 2022
	Common Stock		Common Stock	Additional paid-in	Accumulated	Total
	Shares	Amount	to be issued	capital	deficit	equity
Balance at December 31, 2021 (Audited)	157,544,500	$15,754	-	14,618,389	(6,413,744)	8,220,399
Common stock issued for cash (Note 8)	12,500	1	-	49,999	-	50,000
Net loss	-	-	-	-	(726,346)	(726,346)
Balance at March 31, 2022	157,557,000	$15,755	-	14,668,388	(7,140,090)	7,544,053

	Three Months Ended March 31, 2021
	Common Stock		Common Stock	Additional paid-in	Accumulated	Total
	Shares	Amount	to be issued	capital	deficit	equity
Balance at December 31, 2020 (Audited)	156,046,000	$15,605	138,000	10,990,538	(3,923,245)	7,220,898
Common stock issued for services (Note 8)	50,000	5	-	99,995	-	100,000
Common stock issued for cash, received in 2021 (Note 8)	215,000	21	-	429,978	-	429,999
Common stock issued for cash, received in 2020 (Note 8)	69,000	7	(138,000)	137,993	-	-
Net loss	-	-	-	-	(509,541)	(509,541)
Balance at March 31, 2021	156,380,000	$15,638	-	11,658,504	(4,432,786)	7,241,356

The accompanying notes are an integral part of the condensed financial statements

F-27

BRIGHT GREEN CORPORATION

Condensed Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

	Three Months Ended
	March 31, 2022	March 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(726,346)	(509,541)

Adjustments to reconcile net cash used in operating activities:
Depreciation	191,806	185,371
Stock-based compensation	-	100,000
Changes in operating assets and liabilities:
Prepaid expenses and other assets	47,666	5,535
Accounts payable	589,972	(34,534)
Accrued liabilities	34,778	(12,555)
Net cash provided by (used in) operating activities	137,876	(265,724)

CASH FLOWS FROM INVESTING ACTIVITIES
	-	-
Purchase of property, plant, and equipment	(822,265)	-
Net cash used in investing activities	(822,265)	-

CASH FLOWS FROM FINANCING ACTIVITIES
	-	-
Proceeds from related party	-	9,435
Proceeds from sale of stock	50,000	429,999
Net cash provided by financing activities	50,000	439,434

NET (DECREASE) INCREASE IN CASH	(634,389)	173,710
CASH, BEGINNING OF PERIOD	1,282,565	102,263
CASH, END OF PERIOD	$648,176	275,973

CASH PAID FOR
Interest	$-	-
Taxes	$-	-

The accompanying notes are an integral part of the condensed financial statements

F-28

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

1.	Description of Business and Organization

Bright Green Corporation (Company) was incorporated on April 16, 2019, under the Delaware General Corporation Law. The Company is located in Grants, New Mexico. The Company holds the land, greenhouse and patents required in the growth, production, and research of medicinal plants.

On May 28, 2019, the Company entered into a merger agreement with Bright Green Grow Innovation, LLC (“BGGI”) (Note 5).

On October 30, 2020, Grants Greenhouse Growers, Inc. (GGGI), a New Mexico corporation, merged with the Company (Note 5).

On November 10, 2020, Naseeb, Inc. (Naseeb), a New Mexico corporation, merged with the Company (Note 5).

As noted in the subsequent events disclosure (Note 11) below, the Company filed a registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on Form S-1 with the Securities and Exchange Commission (“SEC”), which was declared effective May 13, 2022 (as amended, the “Registration Statement”), and on May 17, 2022 the Company’s common stock commenced trading on the Nasdaq Capital Market under the symbol “BGXX.”

The Company is a start-up company at March 31, 2022 and has no revenue.

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

2.	Liquidity and Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with U.S. GAAP were omitted pursuant to such rules and regulations. The financial information contained in this report should be read in conjunction with the financial information and notes thereto for the fiscal years ended December 31, 2021 and 2020 filed as a part of the Registration Statement. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results for the year ending December 31, 2022. As of March 31, 2022, the Company had cash of $648,176 compared to $1,282,565 as of December 31, 2021. The decrease of $634,389 in cash was mainly from the use of funds for the construction in progress. This decrease was partly offset by cash received from the sales of common stock of $50,000. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at March 31, 2022, the Company had a total stockholders’ equity of $7,544,053 (December 31, 2021 - $8,220,399).

F-29

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

2.	Liquidity and Basis of Presentation (continued)

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at March 31, 2022, had an accumulated deficit of $7,140,090 (December 31, 2021 -$6,413,744) and a negative working capital of $416,170 (December 31, 2021 - working capital of $1,282,829). The Company has also raised $6,000,000 subsequent to March 31, 2022 (Note 11). The Company has sufficient working capital to pay its operating expenses for a period of at least 12 months from the date the condensed financial statements were authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the three months ended March 31, 2022, the Company raised $50,000 through common stock issuances. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

F-30

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies

A.	Basis of Measurement

The condensed financial statements of the Company have been prepared on an historical cost basis except as indicated otherwise.

B.	Property, Plant, and Equipment

Property is stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, except land, which is not depreciated, is provided using the declining balance method, or straight-line method, with estimated lives as follows:

Building and improvement - declining balance method	10 year life
Fixtures - straight-line method	3 year life

C.	Long-lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC Topic 360 requires that long-lived assets be reviewed annually for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable; it further requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

D.	Intangible Assets

The Company’s intangible assets consist of certain licenses (Note 5) which will be amortized over the term of each license. The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.

F-31

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

E.	Fair Value of Financial Instruments

For certain carrying amounts of the Company’s financial instruments, including cash, other asset, accounts payable, accrued liabilities, and due to related party, the carrying amounts approximate their fair values due to their short-term maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets. As of March 31, 2022 and December 31, 2021, there were no Level 1 assets or liabilities.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. As of March 31, 2022 and December 31, 2021, there were no Level 2 assets or liabilities.

Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

F.	Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs totaled $6,191 and $nil for the three months ended March 31, 2022 and 2021, respectively.

F-32

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

G.	Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized.

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

H.	Basic and Diluted Earnings (Loss) per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. The dilutive effect on earnings per share is calculated, presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

I.	Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for how public business enterprises report information about operating segments in the Company’s condensed financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Significantly all of the assets of the Company are located in the United States of America and the Company is a start-up company as at March 31, 2022 and 2021 and has no revenue. The Company’s report-able segments and operating segments will include its growth, production and research of medicinal plants operations.

F-33

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

J.	Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to valuation allowance for deferred tax assets and assignment of the useful lives of property and equipment. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

K.	Stock-based Compensation

The Company accounts for stock-based payments in accordance with the provision of ASC 718, which requires that all stock-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations and comprehensive loss based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to stock-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

F-34

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

L.	Standards, Amendments, and Interpretations Adopted

In April 2021, The FASB issued ASU 2021-04 to codify the final consensus reached by the Emerging Issues Task Force (EITF) on how an issuer should account for modifications made to equity-classified written call options (hereafter referred to as a warrant to purchase the issuer’s common stock). The guidance in the ASU requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. This update is effective for annual periods beginning after December 15, 2021, and interim periods withing those periods, and early adoption is permitted. The Company adopted this accounting policy as of January 1, 2022, which did not significantly impact its condensed financial statements.

M.	Standards, Amendments, and Interpretations Issued but Not Yet Adopted

1)	Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the statement of financial position for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of activities.

In November 2019, the new standard’s effective date was delayed one year to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05 to defer the effective date of ASU 2016-02, an additional year to fiscal years beginning after December 15, 2021. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Although the Company does not have leases as of March 31, 2022, the Company is currently evaluating the impact of its pending adoption of the new standard on its condensed financial statements.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company had $398,176 and $1,032,565 in excess of the FDIC insured limit at March 31, 2022 and December 31, 2021, respectively.

F-35

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

5.	Merger Transactions

A.	Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into a merger agreement with BGGI. Pursuant to the merger agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of the Company (Note 6). The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in the City of Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical carrying values of BGGI.

B.	Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, the Company entered into a merger agreement with Grants Greenhouse Growers, Inc. (“GGG”) (the “GGG Merger Agreement”). Pursuant to the GGG Merger Agreement, GGG was merged into the Company in exchange for 1,000,000 shares of the Company. GGG had no assets or liabilities, other than the following options agreements:

-	A Real Estate Option Agreement dated October 5, 2020, and expiring on December 31, 2021, for $1,500 monthly payments up until June 30, 2021, and $1,750 monthly payments from July 1, 2021 to December 31, 2021, with a one-year extension starting on January 1, 2022 for $2,000 monthly payments, with the option to purchase 330 acres for $5,000 per acre.

-	A Real Estate Option Agreement dated October 21, 2020, and expiring on December 31, 2021, for $1,000 monthly payments, with a one-year extension starting on January 1, 2022 for $1,500 monthly payments, with the option to purchase 175 acres for $5,000 per acre.

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. The asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including current market price of land of $4,000 per acre, exercise price of option of $5,000 per acre, dividend yield of 0.00%, risk free rate for term of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years.

F-36

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

5.	Merger Transactions (continued)

B.	Grants Greenhouse Growers, Inc. Merger (continued)

As of December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability.

C.	Naseeb, Inc. Merger

On November 10, 2020, the Company entered into a merger agreement with Naseeb, Inc. (“Naseeb”) and the sole shareholder of Naseeb, who is also a shareholder and Chairman of the Company. Pursuant to the Naseeb merger agreement, Naseeb was merged into the Company in exchange for 10,000,000 shares of the Company. Naseeb transferred to the Company their assistance that was used by the Company towards obtaining the following licenses and patents to the Company:

-	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.

New Mexico Board of Pharmacy Schedule 1 Bulk Manufacturers License: Securing the license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.

-	Federal Medical Marijuana License: The Company has a formal agreement with the Drug Enforcement Administration for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.

-	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

F-37

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

5.	Merger Transactions (continued)

C.	Naseeb, Inc. Merger (continued)

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical cost of Naseeb of $1,000 (Note 7).

6.	Property, Plant, and Equipment

The Company owns an expansive 22-acre modern Dutch “Venlo style” glass greenhouse situated on 70 acres in Grants, New Mexico. It is being retrofitted for growing, processing and distribution of medicinal plants, including Marijuana, for medical researchers licensed by the Drug Enforcement Administration.

Property at March 31, 2022 and December 31, 2021, consisted of the following:

	March 31, 2022	December 31, 2021
Fixtures	$77,222	-
Land	260,000	260,000
Construction in progress	1,047,760	302,717
Building and improvement	8,883,851	8,883,851
	10,268,833	9,446,568
Accumulated depreciation	(2,309,610)	(2,117,804)
Net property, plant, and equipment	$7,959,223	7,328,764

7.	Intangible Assets

Intangible assets at March 31, 2022 and December 31, 2021, consisted of the following:

	March 31, 2022	December 31, 2021
Licenses (Note 5)	$1,000	1,000
Accumulated amortization	-	-
Net intangible assets	$1,000	1,000

F-38

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

8.	Stockholders’ Equity

The Company has authorized 200,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. As of March 31, 2022 and December 31, 2021, there were 157,557,000 and 157,544,500, respectively, of common shares issued and outstanding. The Company has not issued any preferred shares to date.

During the three months ended March 31, 2022, the Company issued the following:

-	12,500 shares of common stock for cash proceeds of $50,000.

During the three months ended March 31, 2021, the Company issued the following:

-	50,000 shares of common stock for services valued at $2 per share determined using the latest private placements.
-	215,000 shares of common stock for cash proceeds of $429,999.
-	69,000 shares of common stock for cash proceeds of $138,000 received as of December 31, 2020.

9.	Related Party Transactions

Other than the transactions disclosed elsewhere in the condensed financial statements, the following are the other significant related party transactions and balances:

At March 31, 2022 and December 31, 2021, the due to related party balance totaled $392,194. The balance represents advances from the majority shareholder for payment of Company expenses. The amount is unsecured, non-interest bearing with no terms of repayment. The shareholder has agreed in writing that no payment will be required by the Company to the lender prior to January 31, 2023.

As of March 31, 2022, $14,080 was due to a company wholly owned by the Company’s Chief Financial Officer  and $17,494 was due to a shareholder for construction related services rendered to the Company. Both are included in accounts payable in the Condensed Balance Sheet.

10.	Contingencies

In the ordinary course of business, the Company is routinely defendants in, or parties to a number of pending and threatened legal actions including actions brought on behalf of various classes of claimants. In view of the inherent difficulty of predicting the outcome of such matters, the Company cannot state what the eventual outcome of such matters will be. Legal provisions are established when it becomes probable that the Company will incur an expense related to a legal action and the amount can be reliably estimated. Such provisions are recorded at the best estimate of the amount required to settle any obligation related to these legal actions as at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Management and internal and external experts are involved in estimating any amounts that may be required. The actual costs of resolving these claims may vary significantly from the amount of the legal provisions. The Company’s estimate involves significant judgement, given the varying stages of the proceedings, the fact that the Company’s liability, if any, has yet to be determined and the fact that the underlying matters will change from time to time. Other than as set forth below, the Company is not presently a party to any litigation. The Company is not able to make a reliable assessment of the potential losses as these matters are at an early stage, accordingly, no amounts have been accrued in the condensed financial statements.

F-39

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months Ended March 31, 2022 and 2021

(Expressed in United States Dollars)

10.	Contingencies (continued)

Bright Green Corporation v. John Fikany, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfill agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against a director of the Company, and her spouse, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The Company is exploring potential dispositive motions against the counter and third-party claims.

Bright Green Corporation v. Jerry Capussi, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, have each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and the Company is preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

11.	Subsequent Events

The Company’s management has evaluated the subsequent events up to June 6, 2022, the date the condensed financial statements were issued, pursuant to the requirements of ASC 855, and has determined the following constitute material subsequent events:

On April 13, 2022, the Company issued 500,000 shares of common stock to the Chief Financial Officer, in accordance with the consulting agreement.

On May 3, 2022, the Company consummated a private placement transaction, whereby the Company issued an aggregate of 300,000 shares of common stock at a purchase price of $10.00 per share, to two accredited investors, each of whom were existing shareholders of the Company.

On May 13, 2022, the Registration Statement was declared effective by the SEC. The Registration Statement related to the registration for sale, from time to time, of the shares of common stock held by certain stockholders of the Company as set forth therein, in connection with a direct listing of the Company’s common stock with The Nasdaq Stock Market. On May 17, 2022, the Company’s common stock commenced trading on the Nasdaq Capital Market under the symbol “BGXX.”

On June 3, 2022, pursuant to a financial advisory agreement by and between the Company and EF Hutton, division of Benchmark Investments, LLC dated April 8, 2022 (the “Advisor”), whereby the Advisor provided advisory services to the Company in connection with the direct listing of the Company’s common stock on the Nasdaq Capital Market, the Company issued the Advisor, or its permitted designees, an aggregate of 1,574,490 shares of common stock.

On June 5, 2022, the Company and Lynn Stockwell (“Lender”), a member of the Board, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

F-40

$25 million of Units

Each Unit Consisting of

One share of Common Stock and

One Warrant to Purchase One Share of Common Stock of

Bright Green Corporation

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

                  , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Item	Amount to be paid

SEC registration fee	$5,730
FINRA filing fee	4,250
Printing fees and expenses	10,000
Legal fees and expenses	155,000
Accounting fees and expenses	15,000
Transfer agent’s fees and expenses	10,000
Miscellaneous fees and expenses	100,000
Total	$299,980

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Our bylaws includes such provisions related to our authority to indemnify a director, officer, employee, fiduciary, or agent.

Section 145 of the DGCL also provides that Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Under the DGCL, where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Article VI, Section 6.1 of our bylaws contains a mandatory indemnification provision, which requires us to indemnify a person in the defense of any proceeding to which the person was a party because the person is or was a director or officer, against reasonable expenses incurred by him or her in connection with the proceeding.

II-1

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	breach of a director’s duty of loyalty to the corporation or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends, stock purchase or redemption of shares; or

●	transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation does not include such a provision.

Pursuant to Article VI, Section 6.2 of our bylaws, expenses incurred by any officer or director in defending any proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

During the period from January 1, 2022 through the date hereof, the Company issued the following:

●	12,500 shares of common stock at a purchase price of $4.00 per share, for gross cash proceeds of $50,000, to one accredited investor in January 2022.
●	300,000 shares of common stock at a purchase price of $10.00 per share to two existing stockholders, each of whom are accredited investors, for gross cash proceeds of $3,000,000, in May 2022.
●	1,574,490 shares of common stock for services rendered in connection with the direct listing of our common stock on Nasdaq, in June 2022.

During the year ended December 31, 2021, the Company issued the following:

●	1,019,000 shares of common stock at a purchase price of $2.00 per share, for gross cash proceeds of $2,038,000, to 30 accredited investors between January 2021 and October 2021, with (i) 184,000 shares issued in January 2021, which includes the 69,000 shares issued for cash proceeds of $138,000 received as of December 31, 2020 (ii) 100,000 shares issued in March 2021, (iii) 335,000 shares issued in May 2021, (iv) 250,000 shares issued in June 2021, (v) 100,000 shares issued in September 2021 and (vi) 50.000 shares issued in October 2021 (the “$2.00 Round”);
●	188,000 shares of common stock at a purchase price of $3.00 per share, for gross cash proceeds of $564,000, to 188 accredited investors in September and October 2021, with 154,000 shares in September 2021, and (ii) 34,000 shares in October 2021 (the “$3.00 Round”);
●	166,500 shares of common stock at a purchase price of $4.00 per share, for gross cash proceeds of $666,000, to 12 accredited investors in October and December 2021, with (i) 29,000 shares in October 2021, and (ii) 137,500 shares issued in December 2021 (the “$4.00 Round”);

II-2

●	25,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to five consultants, with (i) 10,000 shares issued in January 2021 and (ii) 15,000 shares issued in May 2021;
●	40,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to three directors of the Company, with (i) 10,000 shares issued in January 2021 and (ii) 30,000 shares issued in February 2021;
●	10,000 shares of common stock for services rendered, at fair value at $3.00 per share determined using the per share purchase price of the $3.00 Round, to two directors of the Company, in September 2021; and
●	50,000 shares of common stock for services rendered, at fair value at $4.00 per share determined using the per share purchase price of the $4.00 Round, to three consultants in November 2021.

During the year ended December 31, 2020, the Company issued the following:

●	52,500 shares of common stock for aggregate cash proceeds of $95,000;
●	9,500 shares of common stock for 40 acres of land at a value of $15,000, at a price per share determined using the historical carrying value of BGGI (see Note 6 of financial statements - December 31, 2021);
●	10,000,000 shares of common stock in relation to the Naseeb Merger, valued using the historical cost of $1,000 (see Note 5 of financial statements - December 31, 2021);
●	20,785,000 shares of common stock for services rendered, valued at $0.069 per share, including 8,100,000 shares to certain directors and officers of the Company; and
●	1,000,000 shares of common stock in relation to the Grants Greenhouse Growers, Inc. merger agreement, at an aggregate value of $103,837 determined using the “Black Scholes Model” (see Note 5 of financial statements - December 31, 2021);

During the period from April 16, 2019 (date of incorporation) to December 31, 2019, the Company issued the following:

●	123,589,000 shares of common stock in relation to the BGGI Merger at $0.074 per share (see Note 5 of financial statements – December 31, 2021);
●	410,000 shares of common stock for services rendered valued at $0.069 per share to eight consultants; and
●	200,000 shares of common stock for cash proceeds of $200,000 to one individual.

The Company relied upon the exemption provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933 in connection with issuance and sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts.

II-3

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit	Description

1.1***	Form of Underwriting Agreement
2.1***	Agreement and Plan of Merger between Bright Green Corporation and Bright Green Grown Innovation LLC dated May 28, 2019, filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
2.2***	Agreement and Plan of Merger between Bright Green Corporation and Grants Greenhouse Growers Inc. dated as of October 30, 2020, filed as Exhibit 2.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
2.3***	Agreement and Plan of Merger between Bright Green Corporation and Naseeb Inc. dated as of November 10, 2020, filed as Exhibit 2.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
3.1***	Certificate of Incorporation of the registrant, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
3.2***	Amended and Restated Certificate of Incorporation of the registrant, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 7, 2022.
3.3***	Bylaws of the registrant, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
3.4***	Amended and Restated Bylaws of the registrant, filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 7, 2022.
4.1***	Form of Warrant Agent Agreement
4.2***	Form of Warrant
5.1*	Opinion of Dentons US LLP
10.1***	Memorandum of Agreement between Bright Green Corporation and the Department of Justice, Drug Enforcement 7 Administration, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
10.2***	Executive Employment Agreement with Edward Robinson, filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
10.3***	Consulting Agreement with Saleem Elmasri, filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
21.1***	List of subsidiaries of the registrant, filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 4, 2022
23.1*	Consent of SRCO, C.P.A., Professional Corporation
23.2*	Consent of Dentons US LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on page II-6)
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment
***	Previously filed.

II-4

Item 17. Undertakings

(a)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grants, State of New Mexico, on the 1st day of August, 2022.

BRIGHT GREEN CORPORATION

By:	/s/ Terry Rafih
Name:	Terry Rafih
Title:	Chairman of the Board, Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Saleem Elmasri and Terry Rafih, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Terry Rafih	Interim Chief Executive Officer, Chairman of the Board of Directors	August 1, 2022
Terry Rafih, Interim Chief Executive Officer, Chairman	(Principal Executive Officer)

/s/ Saleem Elmasri	Chief Financial Officer	August 1, 2022
Saleem Elmasri, Chief Financial Officer	(Principal Financial Officer)

/s/ Alfie Morgan	Director	August 1, 2022
Dr. Alfie Morgan, Director

/s/ Lynn Stockwell	Director	August 1, 2022
Lynn Stockwell, Director

/s/ Dean Valore	Director	August 1, 2022
Dean Valore, Director

/s/ Robert Arnone	Director	August 1, 2022
Robert Arnone, Director

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